SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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FREIGHTCAR AMERICA, INC.

(Name of Registrant as Specified in Its Charter)

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FREIGHTCAR AMERICA, INC.

Two North Riverside Plaza, Suite 1300

Chicago, Illinois 60606

April 11, 2014

Dear FreightCar America Stockholder:

You are cordially invited to attend the annual meeting of stockholders of FreightCar America, Inc. to be held at 10:00 a.m. (local time) on Thursday, May 22, 2014 at the Union League Club of Chicago, 65 West Jackson Boulevard, Chicago, Illinois 60604.

The purpose of the meeting is to consider and vote upon proposals to (i) elect two directors who have been nominated for election as Class III directors to three-year terms, (ii) approve, on an advisory basis, the compensation of our Named Executive Officers, (iii) ratify the appointment of our independent registered public accounting firm for 2014 and (iv) transact such other business as may properly come before the meeting.

Whether or not you plan to attend the meeting and regardless of the number of shares you own, it is important that your shares be represented at the meeting. After reading the enclosed proxy statement, please promptly vote your shares in accordance with the instructions on the enclosed proxy card to assure that your shares will be represented.

The board of directors and management appreciate your continued confidence in FreightCar America and look forward to seeing you at the annual meeting.

Sincerely,

/s/ William D. Gehl

WILLIAM D. GEHL

Chairman of the Board

FREIGHTCAR AMERICA, INC.

Two North Riverside Plaza, Suite 1300

Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 22, 2014

April 11, 2014

Dear FreightCar America Stockholder:

We are notifying you that the annual meeting of stockholders of FreightCar America, Inc. will be held at 10:00 a.m. (local time) on Thursday, May 22, 2014 at the Union League Club of Chicago, 65 West Jackson Boulevard, Chicago, Illinois 60604, for the following purposes:

1.	To elect two directors as Class III directors, each for a term of three years.

2.	To hold an advisory vote to approve the compensation of our Named Executive Officers.

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014.

4.	To transact other business properly coming before the meeting.

Each of these matters is described in further detail in the enclosed proxy statement. We also have enclosed a copy of our 2013 Annual Report. We are initially mailing this notice of annual meeting, the proxy statement and the enclosed proxy card to our stockholders on or about April 11, 2014.

Only stockholders of record at the close of business on March 28, 2014 are entitled to vote at the meeting and any postponements or adjournments of the meeting. A complete list of these stockholders will be available at our principal executive offices prior to the meeting.

Whether or not you plan to attend the meeting, please be sure to vote your shares in accordance with the instructions on the enclosed proxy card as promptly as possible. You can withdraw your proxy at any time before it is voted.

By order of the Board of Directors,

/s/ Kathleen M. Boege

KATHLEEN M. BOEGE

General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2014:

Our Proxy Statement and Annual Report on Form 10-K for the year ended

December 31, 2013 are available at

www.railproxy.info

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FREIGHTCAR AMERICA, INC.

Two North Riverside Plaza, Suite 1300

Chicago, Illinois 60606

PROXY STATEMENT

The board of directors of FreightCar America, Inc. (“FreightCar America” or the “Company”) is asking for your proxy for use at the annual meeting of our stockholders to be held at 10:00 a.m. (local time) on Thursday, May 22, 2014 at the Union League Club of Chicago, 65 West Jackson Boulevard, Chicago, Illinois 60604, and at any postponements or adjournments of the meeting. We are initially mailing this proxy statement and the enclosed proxy card to our stockholders on or about April  11, 2014.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of annual meeting, including (i) the election of two directors who have been nominated for election as Class III directors to three-year terms, (ii) approval, on an advisory basis, of the compensation of our Named Executive Officers (“NEOs”), (iii) the ratification of the appointment of our independent registered public accounting firm and (iv)  any other business properly coming before the meeting.

What are our voting recommendations?

Our board of directors recommends that you vote your shares “FOR” each of the nominees named below under “Proposal 1 – Election of Class III Directors,” “FOR” the approval, on an advisory basis, of the compensation of our NEOs as discussed below under “Proposal 2 – Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers” and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm as discussed below under “Proposal 3 – Ratification of the Appointment of Independent Registered Public Accounting Firm.”

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 28, 2014, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on the record date at the meeting and any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote, without cumulation, on each matter to be voted on.

What constitutes a quorum?

If a majority of the shares outstanding on the record date are present at the annual meeting, either in person or by proxy, we will have a quorum at the meeting permitting the conduct of business at the meeting. As of the record date, we had 12,055,978 shares of common stock outstanding and entitled to vote. Any shares represented by proxies that abstain from voting on a proposal will be counted as present for purposes of determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present in determining whether we have a quorum.

How do I vote?

You may vote in person at the annual meeting or you may vote by proxy. You may vote by proxy by (i) completing, signing, dating and mailing the enclosed proxy card, or by (ii) following the instructions on your proxy card for voting by telephone or on the Internet. To vote by telephone or on the Internet, you will need the control number included on your proxy card. If you vote by proxy, the individuals named on the proxy card as proxy holders will vote your shares in the manner you indicate. If you do not indicate your instructions, your shares will be voted:

•	“FOR” the election of the two nominees named below under “Proposal 1 – Election of Class III Directors” to three-year terms;

•	“FOR” the approval, on an advisory basis, of the compensation of our NEOs under “Proposal 2 – Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers;” and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014 under “Proposal 3 – Ratification of the Appointment of Independent Registered Public Accounting Firm.”

Can I revoke my proxy or change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may revoke your proxy or change your vote at any time before the proxy is voted at the annual meeting by delivering to our Secretary a written notice of revocation or a properly submitted proxy bearing a later date, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request or you vote in person at the meeting.

What vote is required to approve each matter that comes before the meeting?

Director nominees must receive the affirmative vote of a plurality of the votes cast at the meeting in person or by proxy by stockholders entitled to vote thereon, meaning that the two nominees for Class III director with the most votes will be elected. Each of the approval, on an advisory basis, of the compensation of our NEOs and the ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes represented at the meeting in person or by proxy. Broker non-votes will not be counted for purposes of determining whether an item has received the requisite number of votes for approval. Abstentions will have the effect of a vote against the approval, on an advisory basis, of the compensation of our NEOs and the ratification of the appointment of our independent registered public accounting firm but will not be taken into account in determining the outcome of the election of directors. However, each of our directors and director candidates has offered a contingent resignation that may be accepted by the board of directors in its discretion if a majority of the votes are not cast “FOR” such director in an uncontested election.

What happens if additional proposals are presented at the meeting?

If you vote by proxy, your proxy grants the persons named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Who will bear the costs of soliciting votes for the meeting?

Certain directors, officers and employees, who will not receive any additional compensation for such activities, may solicit proxies by personal interview, mail, telephone or electronic communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. We will bear all costs of solicitation, including a base fee of $8,250 and reasonable out-of-pocket expenses to be paid to the proxy solicitation firm of Georgeson Inc.

PROPOSALS TO BE VOTED ON

Proposal 1 – Election of Class III Directors

Our certificate of incorporation provides for a classified board of directors consisting of three classes of the same or nearly the same number of directors. The number of members of our board of directors is currently fixed at seven directors. The term of office of each current Class III director is scheduled to expire at our annual meeting of stockholders to be held this year. Currently, two of our directors, Thomas A. Madden and Joseph E. McNeely, are Class III directors. At the recommendation of our nominating and corporate governance committee, our board of directors has determined to nominate Messrs. Madden and McNeely for election to three-year terms as Class III directors at our annual meeting this year.

Each nominee elected by our stockholders as a Class III director at our annual meeting this year will be elected to a term to expire at the annual meeting of stockholders in 2017.

Information about the director nominees, the continuing directors and our board of directors is contained in the section of this proxy statement entitled “Governance of the Company—Board Structure and Composition.”

In the event a nominee is not available to serve for any reason when the election occurs, it is intended that the proxies will be voted for the election of the other nominees and may be voted for any substitute nominee. Our board of directors has no reason to believe that any of the nominees will not be a candidate or, if elected, will be unable or unwilling to serve as a director.

Our board of directors recommends that you vote “FOR” the election of Thomas A. Madden and Joseph E. McNeely as Class III directors.

Proposal 2 – Approval, on an Advisory Basis, of the Compensation of our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), which amends Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), enables our stockholders to approve, on an advisory basis, the compensation programs for our NEOs (sometimes referred to as “say on pay”).

As discussed below in this proxy statement, we believe that our executive compensation programs must be closely linked to our stockholders’ interests and we therefore welcome our stockholders’ input in this area. As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to attract, motivate and retain the individuals we need to drive business success. We believe that our executives should act in the long-term interests of our stockholders and therefore pay a significant portion of total compensation to our executives in the form of stock options and/or restricted stock. Our compensation programs also are closely tied to performance, with incentive compensation varying in accordance with objectively determinable Company, segment and individual performance measures. In addition, the variable component of compensation increases as an individual’s business responsibilities increase.

The compensation committee of our board of directors follows best practices in the design and governance of our compensation programs, including, but not limited to the following:

•	we have adopted a clawback policy;

•	we have adopted an anti-hedging policy for our officers and directors;

•	we have adopted stock ownership guidelines for our officers and directors;

•	the LTIP (defined herein) expressly prohibits repricing or exchanging awards;

•	we do not pay tax gross-ups for executive perquisites;

•	we do not pay tax gross-ups for change of control payments under Code Section 280G;

•	we do not provide single-trigger golden parachute payments;

•	we do not provide perquisites for former or retired executives;

•	we do not provide extraordinary relocation or home buyout benefits;

•	we do not provide personal use of corporate aircraft, personal security systems maintenance and/or installation, car allowances or executive life insurance; and

•	we do not pay or provide payments for terminations for cause or resignations other than for good reason.

You are invited to review the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure and to vote to approve, on an advisory basis, the compensation of our NEOs through the adoption of the following resolution at the 2014 annual meeting:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

This vote is nonbinding. The board of directors and the compensation committee, which is comprised of independent directors, will consider the outcome of the vote when evaluating future executive compensation decisions.

At the 2011 annual meeting, the board of directors proposed and the Company’s stockholders approved, on an advisory basis, a frequency of every year for advisory votes on the compensation of our NEOs. In accordance with this vote, this year the board of directors is again implementing an advisory vote on the compensation of our NEOs. The next required vote on the frequency of advisory votes on the compensation of our NEOs will occur no later than the 2017 annual meeting.

Our board of directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our NEOs.

Proposal 3 – Ratification of the Appointment of Independent Registered Public Accounting Firm

Deloitte & Touche LLP audited our financial statements for our fiscal year ended December 31, 2013, and has been selected by the audit committee of our board of directors to audit our financial statements for the fiscal year ending December 31, 2014. A representative of Deloitte & Touche LLP is expected to attend our annual meeting, where he or she will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our by-laws or otherwise. However, we are submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, our audit committee will review its future selection of independent registered public accounting firms. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

For information regarding audit and other fees billed by Deloitte & Touche LLP for services rendered with respect to fiscal years 2013 and 2012, see the section of this proxy statement entitled “Fees of Independent Registered Public Accounting Firm and Audit Committee Report—Fees Billed by Independent Registered Public Accounting Firm.”

Our board of directors recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

GOVERNANCE OF THE COMPANY

Board Structure and Composition

Our certificate of incorporation provides for a classified board of directors consisting of three classes of the same or nearly the same number of directors. The number of members of our board of directors is currently fixed at seven directors:

•	James D. Cirar, S. Carl Soderstrom, Jr., and Robert N. Tidball serve in Class I. Their terms will expire on the date of the annual meeting of stockholders to be held in 2015.

•	William D. Gehl and Andrew B. Schmitt serve in Class II. Their terms will expire on the date of the annual meeting of stockholders to be held in 2016.

•	Thomas A. Madden and Joseph E. McNeely serve in Class III. Their terms will expire on the date of the upcoming annual meeting of stockholders to be held on May 22, 2014.

Upon the expiration of the term of each class of directors, directors of that class generally may be re-elected for a three-year term at the annual meeting of stockholders in the year in which their term expires. A director elected by the board of directors is designated upon his or her election as a Class I, Class II or Class III director, and serves a term that expires at the next annual meeting of stockholders after such director’s election. A director elected by the stockholders at an annual meeting of stockholders to succeed a director elected during the preceding year by the board of directors joins the same class as the replacement director whom he or she succeeds and serves a term that expires at the next annual meeting of stockholders at which the terms of the other directors of that director’s class are or would be scheduled to expire. Each of our directors has signed a contingent resignation letter providing that if a majority of the votes of the shares in an uncontested election in which such director is a nominee are designated to be “withheld” from, or are voted “against,” the director’s election, and the board of directors accepts the contingent resignation letter following such election, the director’s resignation will be effective upon the acceptance of the resignation by the board of directors.

Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Our certificate of incorporation also provides that our board of directors may fill any vacancy created by the resignation of a director or an increase in the size of the board of directors.

Nominees for election at this meeting for terms expiring in 2017

Thomas A. Madden, 60, has served as a director since December 2005 and is a member of our compensation and audit committees. Mr. Madden served as the Executive Vice President and Chief Financial Officer of Ingram Micro Inc., a technology distributor, from July 2001 to April 2005. From October 1997 to July 2001, Mr. Madden served as the Senior Vice President and Chief Financial Officer of ArvinMeritor, Inc., a supplier of motor vehicle components. Mr. Madden has been a member of the boards of directors of Champion Enterprises, Inc. (a modular and manufactured homes producer) from 2006 to 2010, Mindspeed Technologies, Inc. (a provider of semiconductors for network applications) from 2003 to 2014, and Intcomex, Inc. (an IT products distributor) since 2006. Having served as the chief financial officer of two public companies, Mr. Madden brings extensive financial expertise and skills to our board of directors, as well as the insights and experience he has gained as a director of three other public companies.

Joseph E. McNeely, 49, was appointed as our Chief Executive Officer effective October 4, 2013, and has served as a director since that date. Mr. McNeely also continues to serve as President of the Company, a position to which he was appointed on May 1, 2013. Mr. McNeely served as the Company’s Vice President of Finance, Chief Financial Officer and Treasurer from September 2010 until May 2013. Prior to joining the Company, Mr. McNeely served as a Vice President, Sales and Marketing for Mitsui Rail Capital, LLC, a railcar leasing and services company. While working for Mitsui Rail, Mr. McNeely focused his efforts on railcar leasing and marketing, business development and diversifying its railcar portfolio. Previously, he held positions at GATX Corporation, including Vice President Finance for GATX Rail and Vice President Finance and IT for GATX Terminals Corporation. Prior to joining GATX, Mr. McNeely spent 12 years at Arthur Andersen LLP. Mr. McNeely is a Certified Public Accountant. In addition to the knowledge about the Company that he has gained as our President and Chief Executive Officer, the board of directors benefits from Mr. McNeely’s financial and accounting experience and his many years of railcar industry experience.

Directors whose terms continue until 2015

James D. Cirar, 67, has served as a director since June 1999 and is a member of our audit and compensation committees. Mr. Cirar is a private investor. He was a director of Transportation Technologies Industries, Inc. (“TTII”), a manufacturer of railcar and truck components, and President and Chief Executive Officer of TTII’s foundry group from January 2000 until the company was acquired by Accuride Corporation in 2005. Mr. Cirar was Chairman of two of our subsidiaries, Johnstown America Corporation and Freight Car Services, Inc., from September 1998 to June 1999. From September 1995 to August 1998, he was the President and Chief Executive Officer of Johnstown America Corporation, a predecessor of the Company. Mr. Cirar brings to our board of directors the business experience he has gained as a partner in private equity transactions, as well as deep industry knowledge and close familiarity with the Company’s business.

S. Carl Soderstrom, Jr., 60, has served as a director since April 2005 and is the chairman of our audit committee and a member of our nominating and corporate governance committee. Mr. Soderstrom was employed by ArvinMeritor, Inc., a supplier of motor vehicle components, and its predecessor companies from 1986 to 2004. He served as Senior Vice President and Chief Financial Officer of ArvinMeritor, Inc. from July 2001 to December 2004, and in a number of senior operations and engineering positions with that company prior to 2001, including Senior Vice President of Engineering, Quality and Procurement. Since 2003, Mr. Soderstrom has been a member of the board of directors of Lydall, Inc., a manufacturer of specialty engineered products for the thermal/acoustical and filtration/separation markets, and, since July 2010, he has served on the board of directors of Westar Energy, Inc., an electric utility company. Having spent 18 years in a variety of senior positions at ArvinMeritor, Inc., Mr. Soderstrom brings extensive experience in product engineering, manufacturing, finance and procurement to our board of directors.

Robert N. Tidball, 75, has served as a director since April 2005 and is the chairman of our nominating and corporate governance committee and a member of our compensation committee. From 1989 to January 2001, Mr. Tidball was the President, Chief Executive Officer and a director of PLM International, Inc., a manager of railcar investments. In addition to his many years of experience as a senior business executive, Mr. Tidball brings to our board of directors extensive knowledge of the railcar industry.

Directors whose terms continue until 2016

William D. Gehl, 67, has served as a director since May 2007 and as the Chairman of the Board of Directors since January 2013. He is a member of our audit and nominating and corporate governance committees. He is Chairman and owner of IBS of Southeastern Wisconsin, a distributor of automotive and other batteries. He was Chairman and Chief Executive Officer of Gehl Company, a manufacturer of compact construction equipment, from April 2003 until his retirement from that company in April 2009. Prior to that time, he was President and Chief Executive Officer of Gehl Company since November 1992, Chairman of Gehl Company since April 1996, and a director of Gehl Company since 1987. During the past five years, Mr. Gehl has been a member of the boards of directors of Gehl Company, Astec Industries, Inc. (a manufacturer of road-building and construction equipment), Mason Wells, Inc. (a private equity investor), The Oilgear Company (a manufacturer of hydraulic pumps and related products) and Westbury Bank (a full-service neighborhood bank with 25 locations). He brings to our board of directors, among other things, his background as the chief executive officer of a public company for over 16 years and general management, marketing and financial experience, as well as M.B.A. and law degrees and his service on the audit committee of another public company (Astec Industries). He is a member of the Wisconsin and Florida state bars.

Andrew B. Schmitt, 65, has served as a director since October 2012 and is the chairman of our compensation committee and a member of our nominating and corporate governance committee. He was the Chief Executive Officer of Layne Christensen Company, which provides water management, construction and drilling services and related products to water, mineral and energy markets, from October 1993 to January 2012, and President of that company from October 1993 to September 2011. From October 1993 until June 2012, he also served as a director of Layne Christensen. Since September 2003, Mr. Schmitt has been a director of Euronet Worldwide Inc., which provides payment and transaction processing and distribution solutions to financial institutions, retailers, service providers and consumers, and currently serves on that board’s audit, compensation and nominating and corporate governance committees. Prior to his service at Layne Christensen, Mr. Schmitt was a Division President for Baker Hughes Incorporated and NL Industries Inc. as well as General Manager and Controller for Dorsey Corp. and Hoover Universal, Inc. Having served as a chief executive officer for over 18 years, Mr. Schmitt brings to our board extensive experience in leading complex global organizations.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Stockholders and third parties may communicate with our board of directors by writing to our board of directors at FreightCar America, Inc., Two North Riverside Plaza, Suite 1300, Chicago, Illinois 60606, Attention: Chairman of the Board of Directors.

Audit Committee. Our audit committee consists of Messrs. Cirar, Gehl, Madden and Soderstrom. Mr. Soderstrom serves as the chairman. The audit committee oversees our financial reporting processes and provides oversight on behalf of the board of directors to the Company’s internal accounting and financial controls, accounting principles and auditing practices to be employed in the preparation and review of our financial statements. The audit committee appoints the independent registered public accountants to audit our annual financial statements and the scope of and plans for the audit to be undertaken by such accountants. The audit committee pre-approves the audit services and permissible non-audit services to be performed by such accountants and takes appropriate actions to ensure the independence of such accountants. The audit committee is also responsible for approving related-party transactions. Our board of directors has determined that Messrs. Cirar, Gehl, Madden and Soderstrom meet the applicable independence requirements under the Sarbanes-Oxley Act of 2002, the rules of the NASDAQ Global Market (“NASDAQ”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”). Each of Messrs. Cirar, Gehl, Madden and Soderstrom has been determined to be an audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and each is “independent” as defined in the applicable listing standards for audit committee members.

The audit committee operates under a written charter, a copy of which is available on our website, www.freightcaramerica.com. The audit committee has established and regularly monitors procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters. The audit committee met eight times during 2013.

Compensation Committee. Our compensation committee consists of Messrs. Cirar, Madden, Schmitt and Tidball. Mr. Schmitt serves as the chairman. The purpose of our compensation committee is to: (a) oversee our compensation and employee benefit plans and practices; (b) produce annually a report on executive compensation for inclusion in our proxy statement, in accordance with all applicable rules and regulations; and (c) oversee regular succession planning and professional development for the Chief Executive Officer (“CEO”) and other senior executive officers. Our compensation committee also evaluates the risks created by our compensation plans and policies and considers the reasonably likely effects of such risks. Our board of directors has determined that Messrs. Madden, Cirar, Schmitt and Tidball meet the applicable independence requirements under the Sarbanes-Oxley Act of 2002, the rules of NASDAQ (including the new enhanced independence requirements for compensation committee members) and the rules and regulations of the SEC. In addition, each of Messrs. Madden, Schmitt and Tidball is an “outside director,” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (Mr. Cirar abstains from any vote on incentive compensation awards that are subject to Code Section 162(m)), and each of Messrs. Cirar, Madden, Schmitt and Tidball is a “non-employee” director within the meaning of Rule 16b-3 under the Exchange Act.

The compensation committee operates under a written charter, a copy of which is available on our website, www.freightcaramerica.com. The compensation committee met five times during 2013.

During 2013, Pearl Meyer & Partners, LLC (“PM&P”) was engaged by the compensation committee to provide it with independent compensation consulting services. The compensation committee has reviewed the independence of PM&P in light of recent SEC rules and NASDAQ listing standards regarding compensation consultants and has concluded that PM&P’s work for the compensation committee does not raise any conflict of interest.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Messrs. Gehl, Schmitt, Soderstrom and Tidball. Mr. Tidball serves as the chairman. The purpose of our nominating and corporate governance committee is to: (a) identify individuals qualified to become board members, consistent with criteria approved by the board of directors; (b) recommend to the board of directors nominees for the board of directors; (c) recommend to the board of directors nominees for each committee of the board of directors; (d) recommend to the board of directors and review annually the Corporate Governance Guidelines and the Code of Business Conduct and Ethics; (e) review annually the independence qualifications of the board members and nominees; (f) oversee our directors’ and officers’ liability insurance program, including selection, scope and administration; and (g) review potential conflicts of interest and violations of the Code of Business Conduct and Ethics. Our board of directors has determined that Messrs. Gehl, Schmitt, Soderstrom and Tidball meet the applicable independence requirements under the Sarbanes-Oxley Act of 2002, the rules of NASDAQ and the rules and regulations of the SEC.

The nominating and corporate governance committee operates under a written charter, a copy of which is available on our website, www.freightcaramerica.com. The nominating and corporate governance committee met three times during 2013.

Independence of Directors

The board of directors has determined that six of our seven current directors, Messrs. Cirar, Gehl, Madden, Schmitt, Soderstrom and Tidball, are “independent directors” as defined in NASDAQ Listing Rule 5605 and as defined in applicable rules by the SEC. NASDAQ Listing Rule 5605 requires that a majority of our board of directors be composed of independent directors and that certain of our committees be composed solely of independent directors. Our independent directors hold meetings in executive session, at which only independent directors are present.

Board Leadership Structure

Our board of directors strongly endorses the view that one of its primary functions is to protect stockholders’ interests by providing independent oversight of management, including the CEO. However, the board of directors does not believe that mandating a particular structure, such as a separate Chairman of the Board and CEO, is necessary to achieve effective oversight. The board of directors retains the right to exercise its judgment to combine or separate the roles of Chairman of the Board and CEO. Currently, the offices of Chairman of the Board and CEO are held by separate persons because the board of directors has determined that this structure aids in the oversight of management and is in the best interests of the Company and its stockholders.

Code of Business Conduct and Ethics

We have established a Code of Business Conduct and Ethics that applies to our officers, directors and employees, including our CEO and Chief Financial Officer. A copy of the Code of Business Conduct and Ethics is available on our website, www.freightcaramerica.com.

We intend to disclose on our website at www.freightcaramerica.com any amendments to or waivers from our Code of Business Conduct and Ethics applicable to any of our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Under the Code of Business Conduct and Ethics, the board of directors, its committees and the non-employee directors have the right at any time to retain independent outside financial, legal or other advisors as they deem necessary, without the necessity of consulting with or obtaining prior approval of any officer of the Company.

Risk Oversight

In its governance role, and particularly in exercising its duty of care and diligence, our board of directors is responsible for monitoring and overseeing the Company’s approach to risk assessment and risk management. The board of directors has the ultimate responsibility in this area. The board of directors has delegated the responsibility for overseeing financial risks to the audit committee and compensation-related risks to the compensation committee. Where appropriate, the board of directors may delegate risk oversight responsibility in other specific areas to board committees.

The board of directors requires management to ensure that an appropriate approach to risk management is implemented as part of the day-to-day operations of the Company. The board of directors further requires that management design internal control systems with a view to identifying and managing the material risks in the following categories:

•	core business and strategy risks;

•	operational and commercial risks;

•	regulatory risks;

•	legal and contractual risks;

•	compensation-related risks; and

•	financial risks.

In fulfilling its responsibilities delegated by the board of directors as described above, on a periodic basis (but not less often than annually), the audit committee reviews and discusses with management and our internal audit function the Company’s significant financial risk exposures and establishes an annual review schedule, which includes periodic financial reviews, internal control assessments and reviews of specific risk areas. The audit committee receives periodic updates from management and our internal audit function as per the annual schedule and as necessary based on subsequent determinations. The audit committee reports its activities to the full board of directors on a regular basis and is responsible for making such recommendations with respect to the matters described above and other matters as the audit committee may deem necessary or appropriate. The audit committee believes that in addition to its own deliberations and assessment of potential risks, the advice and recommendations of its independent auditor provide important objective guidance in this area.

In fulfilling its responsibilities delegated by the board of directors as described above, on a periodic basis (but not less often than annually), the compensation committee reviews and discusses with management compensation-related risks. In 2012, the compensation committee established a standing committee of management to assist the committee in evaluating potential risks arising from the Company’s compensation programs. The compensation committee reports its activities to the full board of directors on a regular basis and is responsible for making such recommendations with respect to the matters described above and other matters as the compensation committee may deem necessary or appropriate. The compensation committee believes that in addition to its own deliberations and assessment of potential risks, the advice and recommendations of its independent compensation consultant provide important objective guidance in this area.

Director Nomination Process

The nominating and corporate governance committee of our board of directors considers candidates to fill new directorships created by expansion and vacancies that may occur and makes recommendations to the board of directors with respect to such candidates. The nominating and corporate governance committee considers all relevant qualifications of candidates for board membership, including factors such as industry knowledge and experience, international, public company, academic or regulatory experience, financial expertise, current employment and other board memberships, and whether the candidate will be independent under the listing standards of NASDAQ. In addition, although we do not have a formal policy regarding the consideration of diversity in identifying nominees for directors, as part of the nomination process the nominating and corporate governance committee considers diversity in professional background, experience, expertise, perspective, age, gender and ethnicity.

The nominating and corporate governance committee evaluates each individual in the context of the board of directors as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. The nominating and corporate governance committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s overall service to us during his or her term and any relationships and transactions that might impair such director’s independence.

In 2012, the nominating and corporate governance committee paid a fee to a third party to assist in the process of identifying or evaluating potential director candidates. We did not pay any such fee to a third party in 2013. In the future, we may pay a fee to a third party to identify or evaluate potential director candidates if the need arises.

Our by-laws provide that nominations for the election of directors at our annual meeting may be made by our board of directors or any stockholder entitled to vote for the election of directors generally who complies with the procedures set forth in the by-laws and who is a stockholder of record at the time notice is delivered to us. Any stockholder entitled to vote in the election of directors generally may nominate a person for election to the board of directors at our annual meeting only if timely notice of such stockholder’s intent to make such nomination has been given in writing to our Secretary at our offices at Two North Riverside Plaza, Suite 1300, Chicago, Illinois 60606. Any recommendations received from stockholders will be evaluated by the nominating and corporate governance committee in the same manner that potential director nominees suggested by board members, management or other parties are evaluated.

To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the first anniversary of the previous year’s annual meeting; provided, however, that in the event less than 30 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Communications with Directors

Stockholders and third parties may communicate directly with our independent directors by writing to our independent directors at:

FreightCar America, Inc.

Two North Riverside Plaza, Suite 1300

Chicago, Illinois 60606

Attention: Chairman of the Board of Directors

Communications are distributed to the independent directors, or to any individual directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the board of directors has requested that certain items that are unrelated to the duties and responsibilities of the board of directors be excluded from communications to the board of directors, such as product complaints, product inquiries, new product suggestions, résumés and other forms of job inquiries, surveys and business solicitations or advertisements.

Director Attendance at Meetings

Directors are encouraged to attend all annual and special meetings of our stockholders. During 2013, the board of directors held 12 meetings. Each of our directors attended at least 75% of the aggregate number of meetings of the board of directors and meetings of those committees on which he served during 2013. All of our directors then serving attended the 2013 annual meeting of stockholders.

Director Compensation

For a discussion of director compensation, see the section of this proxy statement entitled “Director Compensation.”

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2013 (except as indicated below) by:

•	all persons known by us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors and director nominees;

•	each of the named executive officers listed in the “Executive Compensation—Summary Compensation Table” section of this proxy statement; and

•	all of our directors, director nominees and executive officers as a group.

Unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Approximate Percent of Class(1)
Heartland Advisors, Inc. and certain of its affiliates 789 N. Water Street Milwaukee, Wisconsin 53202	1,063,662	(2)	8.83%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	756,642	(3)	6.28%
The Killen Group, Inc. 1189 Lancaster Avenue Berwyn, Pennsylvania, 19312	710,890	(4)	5.90%
Hourglass Capital, LLC and certain of its affiliates 4409 Montrose Boulevard, Suite 100 Houston, Texas 77006	657,134	(5)	5.45%
The Bank of New York Mellon Corporation and certain of its affiliates One Wall Street, 31st Floor New York, New York 10286	642,735	(6)	5.33%
Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	621,239	(7)	5.16%

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS:
James D. Cirar	13,420		*
William D. Gehl	15,558		*
Thomas A. Madden	13,036		*
Andrew B. Schmitt	14,081		*
S. Carl Soderstrom, Jr.	10,574		*
Robert N. Tidball	13,420		*
Joseph E. McNeely	34,422		*
Charles F. Avery, Jr.	11,500		*
Theodore W. Baun	40,433		*
Kathleen M. Boege	2,283		*
Thomas P. McCarthy	46,291		*
Edward J. Whalen	283,180	(8)	2.35%
Terrence G. Heidkamp	15,066	(9)	*
All directors, director nominees and executive officers as a group (14 persons)	518,260		4.30%

* = less than 1%

1	“Beneficial ownership” means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of December 31, 2013 are deemed outstanding for computing the ownership percentage of the person holding such options or warrants, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 12,049,414 shares of our common stock outstanding as of December 31, 2013.
2	Based on the information in the Schedule 13G/A filed by Heartland Advisors, Inc. and William J. Nasgovitz (collectively, the “Heartland Entities”) with the SEC on February 6, 2014. The Schedule 13G/A discloses that the Heartland Entities have shared voting power and shared dispositive power with respect to 1,063,662 shares.
3	Based on the information in the Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 29, 2014.
4	Based on the information in the Schedule 13G filed by The Killen Group, Inc. with the SEC on February 14, 2014. The Schedule 13G discloses that The Killen Group, Inc. has sole voting power with respect to 649,145 shares and sole dispositive power with respect to 710,890 shares.
5.	Based on the information in the Schedule 13G/A filed by Hourglass Capital, LLC and certain of its affiliates on January 30, 2014. The Schedule 13G/A discloses that (i) Hourglass Capital, LLC, Kenneth A. Moffet, John H. Moffet and Andrew T. Anton have sole voting and dispositive power with respect to 657,134 shares and (ii) Hourglass Master Fund, L.P. has sole voting and dispositive power with respect to 455,764 shares. Hourglass Master Fund, L.P. and other advisory clients are the record and direct beneficial owners of the shares covered by the Schedule 13G/A. Hourglass Capital, LLC serves as investment adviser to, and may be deemed to beneficially own shares owned by, Hourglass Master Fund, L.P. and other advisory clients. Kenneth A. Moffet, John H. Moffet and Andrew T. Anton are the managing members of, and may be deemed to beneficially own securities owned by, Hourglass Capital, LLC.

6	Based on the information in the Schedule 13G filed by The Bank of New York Mellon Corporation, The Bank of New York Mellon, The Boston Company Asset Management LLC, The Dreyfus Corporation (parent holding company of MBSC Securities Corporation), Mellon Capital Management Corporation, Pershing LLC, MAM (MA) Holding Trust (parent holding company of Standish Mellon Asset Management Company LLC and The Boston Company Asset Management LLC), MBC Investments Corporation (parent holding company of Mellon Capital Management Corporation and BNY Mellon Investment Management (Jersey) Ltd.) and Pershing Group LLC (parent holding company of Lockwood Advisors, Inc. and Pershing LLC) (collectively, the “BNYMC Entities”) with the SEC on January 30, 2014. The Schedule 13G discloses that all of the securities are beneficially owned by the BNYMC Entities in their various fiduciary capacities and the BNYMC Entities have sole voting power with respect to 580,598 shares, sole dispositive power with respect to 367,191 shares and shared dispositive power with respect to 275,544 shares.
7	Based on the information in the Schedule 13G/A filed by Royce & Associates, LLC with the SEC on January 9, 2014.
8	Mr. Whalen resigned as President effective April 30, 2013, resigned as Chief Executive Officer effective October 3, 2013 and retired from the Company effective December 31, 2013. On December 31, 2013, pursuant to his amended transition agreement with the Company, all of his unvested options became vested.
9	Mr. Heidkamp’s employment was terminated without cause under the Company’s Executive Severance Plan effective October 31, 2013 and on that date he forfeited all of his unvested options. The figure shown represents the number of shares beneficially owned by Mr. Heidkamp, based on SEC reports regarding his ownership of our common stock, as of the termination of his employment on October 31, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. Based solely on our review of the reports furnished to us, we believe that all of our directors and executive officers have complied with all Section 16(a) filing requirements for 2013.

COMPENSATION DISCUSSION AND ANALYSIS

The following sections discuss the material factors involved in the Company’s decisions regarding the compensation of the Company’s Named Executive Officers (as defined in the section of this proxy statement entitled “Executive Compensation—Summary Compensation Table”) (the “NEOs”) during 2013. The specific amounts paid or payable to the NEOs are disclosed in the tables and narrative in the section of this proxy statement entitled “Executive Compensation.” The following discussion cross-references those specific tabular and narrative disclosures where appropriate.

Summary

Our NEO compensation program, designed and approved by our compensation committee, is designed to optimize value for our stockholders by ensuring that:

•	compensation is aligned with the Company’s business objectives and financial performance;

•	incentive-based and equity compensation is a major component of total NEO compensation; and

•	compensation risks are assessed and managed appropriately in the context of our business strategies.

Fiscal year 2013 was anticipated to be a more difficult year for our business than fiscal year 2012, and the compensation committee tailored our NEO compensation program to be in line with expected financial performance, while providing support for the ongoing needs of our business and key initiatives such as strategic and international growth.

When designing our fiscal year 2013 NEO compensation program, the compensation committee considered the Company’s fiscal year 2013 budget and financial performance expectations. As a result, with respect to our regular program of annual and long-term compensation, the compensation committee:

•	approved annual base salary increases for each NEO;

•	set targets for payouts of annual cash incentive awards that would allow payments only if the Company achieved targeted Return on Net Assets (“RONA”), which, in consideration of the Company’s 2013 performance, did not result in bonus payments being made for 2013; and

•	approved equity-based awards (stock options and restricted shares) under the Company’s 2005 Long Term Incentive Plan (the “LTIP”), at levels similar to awards approved in 2012.

The compensation committee believes its actions balanced the objectives of containing costs, calibrating pay opportunities with performance expectations and the degree of difficulty associated with achieving performance goals, and retaining and motivating our NEOs.

Our compensation committee is comprised of at least three directors, each of whom must be determined by our board of directors to meet the independence requirements of the SEC, NASDAQ and any other applicable governmental or regulatory authorities, each as in effect from time to time. Members of the compensation committee who vote on compensation matters related to performance-based compensation under Code Section 162(m) also must qualify as “non-employee directors” within the meaning of Rule 16b-3(b)(3) under the Exchange Act and “outside directors” within the meaning of Code Section 162(m), and must satisfy any other necessary standards of independence under the federal securities and tax laws, as amended from time to time.

If a compensation committee chairperson is not designated by the board of directors, members of the compensation committee designate a chairperson by majority vote.

The compensation committee meets quarterly or more frequently as circumstances require. A majority of the members of the compensation committee constitutes a quorum.

In accordance with the committee’s charter, the compensation committee chairperson determines the agenda for each meeting. Materials related to agenda items are provided to the compensation committee members sufficiently in advance of the meeting to allow the members to prepare for discussion of the items at the meeting. The compensation committee maintains written minutes of its meetings, which are maintained with our books and records. The compensation committee reports its activities regularly and directly to the board of directors and makes recommendations that the compensation committee deems advisable.

The compensation committee may request that any of our directors, officers or employees or any other persons whose advice and counsel are sought by the compensation committee attend any meeting of the compensation committee to provide such pertinent information as it reasonably requests. Our CEO may not be present during deliberations or voting concerning his own compensation.

Compensation Committee’s Processes and Procedures for Consideration and Determination of Executive Compensation

General Authorities and Responsibilities

The compensation committee reviews the Compensation Discussion and Analysis (the “CD&A”) section of our proxy statement and recommends to the board of directors that the CD&A be included in our proxy statement. The compensation committee issues an annual report on executive compensation for inclusion in our proxy statement and reports to the board of directors its plan for succession of the CEO and other senior executives in the event that any of such officers retires, is disabled or is otherwise unable to fulfill his or her duties. The compensation committee has the authority to conduct or authorize investigations into any matter within its scope of responsibilities, and retain, at our expense, such independent counsel, compensation consultant or other consultants and advisors as it deems necessary. In 2013, the compensation committee engaged an independent compensation consulting firm, PM&P to provide general compensation consulting services. From time to time, PM&P also has provided specific consulting services in areas that included market surveys of executive compensation, external trends, compensation program design, and position-specific compensation information as necessary. The compensation committee has the sole authority to retain an independent compensation consultant to be used to assist in its evaluation of director and/or senior management compensation and has the sole authority to terminate the consultant and approve the consultant’s fees and other retention terms. The compensation committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors as it deems appropriate or necessary. The compensation committee reviews and assesses at least annually the adequacy of the compensation committee charter and recommends any proposed changes to the board of directors for approval. The compensation committee also annually reviews its own performance.

Executive and Director Compensation

The compensation committee, consulting with its independent compensation consultant, PM&P, and with management as necessary, reviews and recommends for approval by the board of directors our general policies relating to senior management compensation and oversees the development and implementation of such compensation programs. The compensation committee, consulting with its independent compensation consultant and with management as necessary, reviews and approves, or recommends for ratification by the board of directors, senior management compensation, including, to the extent applicable, (a) salary, bonus and incentive compensation levels, (b) deferred compensation, (c) executive perquisites, (d) equity compensation (including awards to induce employment), (e) employment agreements, severance arrangements and change of control agreements/provisions, in each case as, when and if appropriate, and (f) other forms of senior management compensation. The compensation committee meets without the presence of senior management when approving or deliberating on CEO compensation but may, in its discretion, invite the CEO to be present during the approval of, or deliberations with respect to, other senior management compensation.

The compensation committee periodically reviews and approves corporate goals and objectives relevant to senior management compensation, evaluates the CEO’s performance in light of those goals and objectives, as a committee or together with the independent members of the board of directors, and recommends for ratification by the board of directors the CEO’s compensation levels taking into account this evaluation. The compensation committee periodically reviews and makes recommendations to the board of directors with respect to director compensation for non-employee members of the board of directors and its committees. The compensation committee has adopted a policy regarding the adjustment or recovery of incentive awards or payments, as described in the section of this proxy statement entitled “Clawback Policy.” The compensation committee may consider the accounting and tax treatment to the Company and to senior management of each particular element of compensation.

Oversight of Compensation Plans

The compensation committee oversees, periodically reviews and makes recommendations to the board of directors with respect to stock incentive plans, stock purchase plans, bonus plans, deferred compensation plans and similar programs. The compensation committee has the power and authority to oversee these plans, establish guidelines, interpret plan documents, select participants, approve grants and awards, and exercise such other power and authority as may be permitted or required under such plans. The compensation committee may also undertake such additional activities within the scope of its primary function as the board of directors or the compensation committee may from time to time determine or as may otherwise be required by law, the board of directors or our charter or by-laws.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee at any time has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Compensation Philosophy and Objectives

Philosophy

The compensation committee has adopted, and periodically reviews, an executive compensation philosophy statement. This statement sets forth the Company’s values and beliefs regarding the nature of its executive compensation strategy and programs.

The purpose of our philosophy is twofold: to serve as a link between the interests of the Company’s stockholders and its compensation arrangements, and to serve as a framework for program design and assessment.

The application of these values and beliefs reflects and takes into account a broad business context. Business judgment is brought to bear to determine the appropriate application of these values and beliefs in each circumstance. Moreover, the application of these values and beliefs solely in a mechanistic fashion is neither appropriate nor desirable.

In periodically reviewing the executive compensation philosophy statement, the compensation committee will revise it as necessary to ensure that it is properly linked to the Company’s business strategies and to reflect changes to the Company’s business operations and goals as well as external market conditions.

Objectives

Our compensation program is designed to attract, motivate and retain the highly talented individuals that FreightCar America needs to drive business success. The program reflects the following principles:

•	FreightCar America employees should act in the interests of FreightCar America stockholders. We believe that FreightCar America employees should act in the long-term interests of FreightCar America stockholders and the best way to encourage them to do so is through an equity stake in the Company. We pay a significant portion of total compensation to executives and certain other key employees in the form of stock options and/or restricted stock. The Company’s goal is to have compensation programs that encourage each employee to think and act like an owner of the business. Our industry is cyclical. Executives must manage this cycle by diversifying our product and service offerings, maintaining low costs and other measures.

•	Compensation should be related to performance. The Company’s compensation program endeavors to reinforce the Company’s business and financial objectives. Employee compensation will vary based on objectively determinable measures of Company performance. When the Company performs well based on financial measures, employees will receive greater incentive compensation. When the Company does not meet objectives, incentive awards will be reduced, potentially to zero. An employee’s individual compensation also will vary based on such person’s individual performance, contribution and overall value to the business. Employees demonstrating sustained high performance will be rewarded more than those in similar positions with lower performance.

•	Incentive compensation should be a greater part of total compensation for employees with more senior positions. The proportion of an individual’s total compensation that varies based on individual and Company performance objectives should increase as the individual’s business responsibilities increase.

•	Other goals. The Company’s compensation program is designed to balance short- and long-term financial objectives. It also is designed to be competitive with a group of comparable companies. When the compensation committee determines compensation levels for executive officers, it reviews compensation survey data from independent sources in an attempt to ensure that our total compensation program is competitive and fair. The compensation committee considers compensation data from companies in our industry as well as from companies in a broad cross-section of industries, and targets overall compensation levels to be competitive with the broad comparison group.

Elements of Executive Compensation

Total compensation for each NEO is comprised of base salary, annual cash incentive awards, long-term equity awards, retirement and post-employment benefits, including severance protection, and other benefits and perquisites. The various elements of executive compensation reflect the following policies:

Base Salary

•	Overview

•	Base salary is comprised of periodic, fixed payments made to each NEO.

•	Why this component is paid to NEOs and how it furthers the program objectives

•	Base salary is provided to each NEO in order to provide the NEO with a degree of financial certainty and to competitively compensate the NEO for rendering ongoing services to the Company. Competitive base salaries further the compensation program’s objectives by allowing the Company to attract and retain talented employees by providing a fixed portion of compensation on which employees can rely.

•	How the amount of base salary is determined

•	In general, the Company’s executive compensation philosophy is to provide base salaries at a level that allows the Company to attract and retain executives that have the ability and experience to manage the business, utilizing, in the aggregate, the median of a comparison group as a target for each specific executive officer position. Base salary may vary from the median in certain cases based on the executive officer’s skills and experience. For details about the Company’s process for establishing the comparison group median for executive officer positions, see the section of this proxy statement entitled “Determination of Compensation.” The objective is to reward executives with upside for superior performance through our annual and long-term incentive programs. The annual base salary for each NEO is subject to review and possible adjustment on the NEO’s employment anniversary date. The compensation committee made merit adjustments to the base salaries of Messrs. McNeely, Baun, McCarthy, Whalen and Heidkamp during 2013, as shown in the Summary Compensation Table below.

With respect to other non-executive senior management employees and other management employees, the Company uses the results of the Economic Research Institute’s industry- and region-specific compensation database, and generally sets annual base salaries at plus or minus 25% of the midpoint, depending on an assessment of the individual’s sustained performance and the location of his or her position.

•	Relationship of base salary to other components of compensation

•	The amount of each NEO’s base salary is the reference point for certain other elements of his compensation. For example, the potential annual cash incentive award for each NEO is based, in part, on the NEO’s base salary. In addition, base salary is one component of the formula for determining pension benefits under the Company’s Pension Plan (as defined below). Finally, NEO cash severance benefits are determined, in part, by base salary.

Annual Cash Incentive Awards

•	Overview

•	The annual cash incentive program calls for the awarding of performance units (as defined in the LTIP) under the LTIP.

•	The primary purposes of the annual cash incentive program are to incentivize employees to achieve certain pre-determined business results over the fiscal year that are linked to stockholder value creation and to competitively reward employees for successfully achieving results.

•	Participants in the annual cash incentive program generally must be employed by the Company on the payment date to receive an award. Participants who are not employed by the Company on the payment date may receive a bonus award in certain circumstances at the discretion of the CEO and subject to confirmation by the compensation committee.

•	Under the annual cash incentive program, each of the NEOs is eligible to receive a grant of performance units that determines the NEO’s level of incentive compensation.

•	Annual cash incentive award calculations are based on whether an employee is in the Company’s Manufacturing or Services segment or designated as a Corporate/Support employee. Annual cash incentive awards payable to employees of the Manufacturing and Services segments are based on the relevant segment RONA comprising 50% of the bonus target, corporate-wide RONA comprising 25% of the bonus target and individual performance metrics comprising 25% of the bonus target. Employees whose responsibilities are corporate-wide in nature are designated as Corporate/Support employees whose annual cash incentive awards are based on corporate-wide RONA comprising 75% of the bonus target and individual performance metrics comprising 25% of the bonus target. The NEOs’ incentive awards are based on the performance metrics of the Corporate/Support group.

The annual cash incentive program is designed to provide a link to individual performance goals and objectives in addition to RONA. Individual goals are highly specific and are limited to four to six such goals per participant.

The CEO’s target cash incentive award is 100% of his annual base salary. The target cash incentive award of each other NEO is 50% of annual base salary. The CEO can receive up to 200% of his annual base salary and each other NEO can receive up to 150% of the target cash incentive award, depending on whether the threshold, target, target-plus or stretch goal is attained with respect to each performance metric. The target-plus goal applies only to the RONA metric.

The threshold goal for each performance metric must be achieved for the NEO to receive any award with respect to that metric. Corporate-wide RONA must be satisfied before any award may be made to the NEO with respect to achievement of individual goals. The attainment of threshold, target, target-plus and stretch goals results in increasing levels of award payments, as indicated in the following table relating to NEOs other than the CEO:

	Percentage of Target Cash Incentive Award Payable upon Goal Achievement
Performance Metric	Threshold	Target	Target-Plus	Stretch
Corporate-Wide (RONA)	37.5%	75.0%	93.75%	112.5%
Individual	12.5%	25.0%	25.0%	37.5%
Total	50.0%	100.0%	118.75%	150.0%

The CEO is eligible to receive an award of 200% of his annual base salary if the corporate-wide RONA goal and individual goals are all met at the stretch achievement level, as indicated in the following table:

	Percentage of Target Cash Incentive Award Payable upon Goal Achievement
Performance Metric	Threshold	Target	Target-Plus	Stretch
Corporate-Wide (RONA)	37.5%	75.0%	112.5%	150.0%
Individual	12.5%	25.0%	25.0%	50.0%
Total	50.0%	100.0%	137.5%	200.0%

•	Corporate-Wide (RONA) Performance Metric. The Company uses RONA because, for our type of business and asset base, it is an effective metric for measuring how efficiently the Company’s assets are being managed to generate earnings and returns. The goals ensure that incentive awards based on RONA are paid only when returns meet or surpass the Company’s annual financial objectives. If these objectives are not met or surpassed, no incentive awards based on RONA are paid. The RONA goal for 2013 is described below.

RONA is defined as Operating Income divided by Average Net Assets. “Operating Income” is defined as earnings computed under generally accepted accounting principles, after accrual for current year’s salaried bonus expenses and before interest, taxes and other income and expenses excluded from operating income under generally accepted accounting principles. “Average Net Assets” is the sum of average annual (computed on a monthly basis) accounts receivable, inventory and property, plant and equipment net of accumulated depreciation, goodwill and other intangible assets, less accounts payable, customer deposits and customer advances.

•	Individual Performance Metric. Individual performance metrics and related performance goals represent specific personal objectives related to the NEO’s job responsibilities and ability to contribute to overall Company goals. The CEO develops such metrics and related performance goals (including threshold, target and stretch performance goals) for himself and for each of the other NEOs and submits them to the compensation committee for its consideration and adoption. The 2013 individual performance metrics for each NEO are summarized below. Specific targets are not identified below because the performance metrics had significant qualitative components and/or represented competitively sensitive information.

•	Mr. McNeely

•	Strategic initiatives support

•	Policy enhancement and design

•	Enterprise resource planning system integration

•	Mr. Avery

•	Strategic initiatives support

•	Policy enhancement and design

•	Enterprise resource planning system integration

•	Mr. Baun

•	Commercial objectives

•	Strategic initiatives support

•	International sales development

•	Ms. Boege

•	Strategic initiatives support

•	Third-party management

•	Budgetary controls

•	Mr. McCarthy

•	Strategic initiatives support

•	Organization and leadership development

•	Succession planning

•	Mr. Whalen

•	Financial objectives

•	Strategic plan and initiatives

•	Organization and executive development

•	Industry and customer initiatives

•	Mr. Heidkamp

•	Operating budget achievement

•	Facility performance and utilization

•	Site quality and safety performance

•	Performance measures and goals are linked to the Company’s business plan and individual roles and responsibilities. Performance goals are recalibrated each year based on that year’s budget, business plan, goals and other relevant considerations.

•	Why this element is paid to executives and how it furthers the program’s objectives

•	Annual cash incentive award opportunities are provided to incentivize the NEOs to achieve performance goals that support the Company’s business plan and create stockholder value. The performance unit arrangement furthers the goals of the compensation program by tying a significant amount of compensation to objectively determinable Company and individual measures of performance. The annual cash incentive program, consistent with the Company’s executive compensation philosophy, is designed to have an upside that rewards superior performance.

•	How the amount is determined

•	Annual cash incentive awards for each NEO and other eligible salaried employees are based on the following formula:

Target Award (Performance Units)	X	Total Percentage of Target Award Earned	X	$100	=	$ Bonus Award

•	2013 Annual Cash Incentive Awards

•	For 2013, the board of directors approved a recommendation from the compensation committee that participants be eligible for bonus payment consideration if certain RONA levels tied to the operating budget were achieved. Threshold performance for corporate-wide RONA equated to achievement of -0.9% or better. Target performance for corporate-wide RONA equated to achievement of 0.2% or better. Target-plus performance for corporate-wide RONA equated to achievement of 2.9% or better. Stretch performance for corporate-wide RONA equated to achievement of 5.6% or better.

•	For 2013, the Company achieved corporate-wide RONA performance of -16.1%. As a consequence, none of the NEOs received an annual cash incentive award payment for 2013. The compensation committee reviewed the Company’s 2013 performance and approved the resulting outcome under the plan with respect to incentive annual award payments. The non-payment of an annual cash incentive award to each NEO is reflected in the column entitled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table below.

•	The compensation committee, on its own initiative or based on a recommendation from the CEO, may change the target awards applicable to the NEOs and other senior management employees at any time prior to the final determination of bonus awards for any year if, in the committee’s judgment, such changes are desirable in the interest of equitable treatment of one or more NEOs, other senior management employees or the Company as a result of extraordinary or nonrecurring events or changes in applicable accounting rules or principles, our method of accounting, applicable law, due to consolidation, acquisitions, reorganization or unusual circumstances or of any other nature similar to the foregoing. The compensation committee did not approve or confirm any such discretionary changes to the 2013 goals of the NEOs or other senior management employees at any time during the 2013 fiscal year.

•	Relationship of annual cash incentives to other components of compensation

•	Cash severance benefits are determined, in part, by reference to an NEO’s annual cash incentive award opportunity. In addition, actual incentive award payments are one component of the formula for determining pension benefits under the Company’s Pension Plan.

Long-Term Awards

Long-term awards are those awards that are designed to provide incentives to the Company’s executives over a period of time in excess of one year. The Company has made long-term awards in the form of equity awards only. On January 18, 2013, the compensation committee approved the grant of stock options to purchase a specified number of shares of the Company’s common stock and restricted shares of the Company’s common stock to all executive officers. The value of the stock options granted to each executive officer was determined after consideration of an external survey of executive compensation conducted by the compensation committee’s independent compensation consultant, PM&P, a review of each officer’s compensation, the value of each position’s contribution to the Company’s goals and the expectation of the Company’s improved financial performance. For 2013, the NEOs received grants of stock options and restricted shares based on the foregoing factors as shown below in the table Grants of Plan-Based Awards for the Year Ended December 31, 2013 and the Supplemental Narrative to Grants of Plan-Based Awards Table.

The primary purpose of the long-term award program is to align employee and stockholder interests through equity instruments that incentivize employees to increase stockholder value, competitively reward employees for increasing stockholder value and achieving pre-determined business goals, and retain employees who are critical to stockholder value creation.

At the Company’s 2013 annual meeting of stockholders, our stockholders approved an amendment to the LTIP that increased the number of shares authorized for issuance under the LTIP from 1,659,616 to 2,459,616.

Clawback Policy

On February 8, 2012, the compensation committee adopted a recoupment or “clawback” policy for annual cash incentive awards, long-term incentive awards (including stock options and restricted stock) and any other incentive awards paid to executive officers. The policy provides that in the event of a restatement of financial results, the Company will seek to recoup the incremental portion of awards paid to current or former executive officers during the three fiscal years immediately preceding the date of the restatement that are in excess of incentive compensation that would have been paid based on the restated financial results. The policy also provides that the compensation committee may in its discretion seek to recoup amounts of excess incentive compensation paid to any recipient of incentive compensation in the event of misconduct by such person, including fraud or other conduct that would lead to a “for cause” termination of employment.

Stock Ownership Guidelines

The board of directors has requested that the Company’s NEOs, certain other senior management employees and non-executive directors meet minimum stock ownership requirements that are consistent with industry standards. Accordingly, each corporate officer and non-executive director is required to maintain Company stock holdings at least equal to the aggregate number of shares (including options or shares granted but not vested) that the Company has awarded to such corporate officer or non-executive director during the three-year period ending on any given date of determination. The officer or director may reduce the amount of stock holdings by the number of shares that the officer or director has applied directly to the payments of taxes on such awards.

Company stock holdings that count towards meeting ownership requirements include: (a) shares owned outright or in trust; and (b) stock options, restricted stock or restricted stock units, including options, shares or units that have been granted but are unvested. A covered individual promoted into a position with ownership requirements will have three years from date of promotion to meet the applicable ownership requirements. Non-employee directors also will have three years to satisfy the requirements. Each year, the compensation committee reviews each covered officer’s compliance with the ownership requirements, and the nominating and corporate governance committee reviews each non-employee director’s compliance with the ownership requirements.

Retirement and Other Post-Employment Benefits

•	Overview

•	The Company maintains tax-qualified 401(k) savings plans for personnel at its various locations (the “401(k) Plans”) and a tax-qualified defined benefit pension plan (the “Pension Plan”). All NEOs participate in the 401(k) Plan for employees at the Company’s Johnstown, Pennsylvania and Chicago, Illinois locations. Messrs. Whalen and Baun participate in the Pension Plan.

•	In addition, as described in more detail in the section below entitled “Potential Payments Upon Termination or Change of Control,” each of the NEOs is entitled to receive certain benefits in the event of a qualifying termination of employment or a change of control of the Company. None of the NEOs are entitled to receive a change of control excise tax gross-up from the Company.

•	Why these elements are paid to executives and how they further the program’s objectives

•	In general, the 401(k) Plans and the Pension Plan are designed to provide executives (and other eligible salaried employees) with financial security after their employment has terminated. The Company does not maintain an excess pension plan or non-qualified deferred compensation plan. Therefore, the retirement plan benefits for our NEOs are no greater than those for other salaried employees.

•	In the event of certain qualifying terminations of employment, termination benefits provide our NEOs with additional financial security, which we believe is necessary to attract and retain talented executives. In addition, we provide NEOs (and certain other executives) with certain change of control benefits that we believe help minimize inherent conflicts of interest that may arise for executives in potential change of control transactions.

•	How the amount to be paid is determined

•	The Company provides contributions under the 401(k) Plans ranging from 4% to 6% of eligible compensation. These contributions and any earnings thereon generally are held and invested under the plans until paid to participants upon termination of their employment. The Pension Plan benefits are calculated using formulas set forth in the section of this proxy statement entitled “Pension Benefits” and generally start when a participant reaches retirement age.

•	The termination and change of control benefits for the NEOs are stated in their respective employment agreements, except for such benefits with respect to Messrs. Avery, Baun and McNeely and Ms. Boege, which are set forth in the Company’s Executive Severance Plan adopted in 2009. The termination and change of control benefits for all the NEOs are described below in “Potential Payments upon Termination or Change of Control.” The Company has set termination and change of control benefits in each employment agreement or, in the absence of an employment agreement, in the Executive Severance Plan, to levels that we believe fall within the range of competitive market practices, as follows:

•	Mr. McNeely. Under his letter agreement relating to his employment, Mr. McNeely’s employment may be terminated by the Company or Mr. McNeely upon notice to the other party. Mr. McNeely is a participant in the Company’s Executive Severance Plan, with modified benefits as described in his letter agreement. Under his agreement, upon involuntary termination without “Cause” or termination for “Good Reason”, Mr. McNeely would be entitled to the following benefits: (a) for a period of 12 months following an involuntary termination without “Cause”; (b) for a period of 24 months in the event his termination occurs for “Good Reason”; or (c) for a period of 24 months following a termination (either without “Cause” or for “Good Reason”) that occurs within 24 months of a “Change of Control”, Mr. McNeely would be entitled to (i) continuation of base salary; (ii) an amount equal to the average of the annual bonuses paid to him for the last two full years; and (iii) continuation of certain health benefits.

•	Messrs. Avery and Baun and Ms. Boege. Each of Messrs. Avery and Baun and Ms. Boege is a participant in the Company’s Executive Severance Plan. Under this plan, upon involuntary termination of employment without “Cause” or resignation for “Good Reason (a “Qualifying Termination”),” the NEO would be entitled to the following benefits for a period of 12 months following such termination of employment: (i) continuation of base salary; (ii) an amount equal to the average of the annual bonuses paid to the NEO for the last two full years; and (iii) continuation of certain health benefits.

•	Mr. McCarthy. Under his employment agreement effective June 4, 2007, if the Company terminates Mr. McCarthy’s employment without “Cause,” or Mr. McCarthy terminates his employment for “Good Reason” (each as defined in his employment agreement), Mr. McCarthy would be entitled to the following benefits for a period of 12 months following such termination of employment: (i) continuation of base salary; (ii) an amount equal to his target annual bonus; and (iii) continuation of certain health benefits.

•	Mr. Whalen. Mr. Whalen resigned as President effective April 30, 2013, resigned as CEO effective October 3, 2013 and retired from the Company effective December 31, 2013. Upon his retirement, under the terms of the Amended Transition Agreement, Mr. Whalen became entitled to (i) a cash severance payment of $406,000, (ii) his 2013 annual bonus, (iii) accelerated vesting on his outstanding equity awards and (iv) for the period lasting until the month containing his 65th birthday, cash payments equal to the Company’s share of medical plan premiums paid on behalf of active employees of the Company. Prior to entering into the Amended Transition Agreement, Mr. Whalen was party to a Transition Agreement providing substantially similar severance benefits and, prior to the Transition Agreement, Mr. Whalen was party to a letter agreement relating to his employment. Upon a termination of Mr. Whalen’s employment for any reason under the letter agreement, he would have been entitled to accrued base salary and accrued and unused vacation through the date of termination, any earned and unpaid prior fiscal year bonus, any accrued and vested benefits and unreimbursed expenses incurred and unpaid on the date of termination and any pro rata bonus due to him. Mr. Whalen did not participate in the Company’s Executive Severance Plan or any other severance plan or policy applicable to Company employees.

•	Mr. Heidkamp. Mr. Heidkamp was a participant in the Company’s Executive Severance Plan. Under this plan, upon his involuntary termination without “Cause” on October 31, 2013, Mr. Heidkamp was entitled to receive the following benefits for a period of 12 months following such termination of employment: (i) continuation of base salary; (ii) an amount equal to the average of the annual bonuses paid to him for the last two full years; and (iii) continuation of certain health benefits.

•	Prior to amendment of the LTIP in May, 2013, in the event of a change of control, all outstanding stock awards made to the NEOs under the LTIP would become fully vested. Following the amendment of the LTIP approved by our stockholders at the 2013 annual meeting of stockholders, unless otherwise specified in an award agreement, equity awards will only be subject to accelerated vesting if, within 24 months of a change of control, the participant dies, becomes disabled, is terminated by the Company without “Cause” or resigns for “Good Reason.”

Perquisites and Other Benefits

The NEOs may participate in a number of benefit plans that are available generally to all employees of the Company, including group health insurance, dental insurance, vision insurance, life insurance, paid vacation, accidental death and dismemberment insurance and long-term disability insurance plans. These benefits provide financial security and peace of mind for employees and executives and are seen as a standard part of basic employee benefits within the industry.

The Company provides the NEOs with limited perquisites, the details of which are provided in footnote 6 to the Summary Compensation Table. For 2013, the only perquisite provided to our NEOs was reimbursement for Mr. Baun’s health club membership.

Tax Treatment and Accounting

Code Section 162(m) limits the deductibility for federal income tax purposes of certain compensation paid in any year by a publicly held corporation to its chief executive officer and its three other highest compensated officers other than its chief financial officer to $1 million per executive (the “$1 million cap”). The $1 million cap does not apply to “performance-based” compensation as defined under Code Section 162(m). Awards made under the LTIP may qualify as “performance-based” compensation for purposes of Code Section 162(m). The compensation committee will review and approve or recommend to the board of directors awards based on a number of factors, including preserving related federal income tax deductions, although the compensation committee retains the discretion to approve awards that do not qualify as “performance-based” compensation. For example, the compensation committee may decide to award restricted stock and other awards without performance conditions under certain circumstances.

In addition, the Code imposes an excise tax on participants in certain nonqualified deferred compensation plans that do not comply with the requirements of Code Section 409A. The Company has made the appropriate changes to our employment agreements and compensation plans to help ensure that there are no adverse effects on the Company or our executive officers as a result of Code Section 409A. We do not expect these changes to have a tax or financial consequence for the Company.

The Company has calculated and discussed with the compensation committee the accounting treatment and tax impact on the Company and the executives of each of its cash and equity compensation awards and agreements. As noted below in the “Fiscal Year 2014 Compensation Decisions” section of the CD&A, the Company has reconsidered its annual cash incentive program. These changes were made partially in light of Code Section 162(m) with a view toward allowing for bonuses to “covered employees,” as defined in that section, to be deductible in the future. The Company also calculates and monitors the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”) accounting expense related to equity compensation. To date, the ASC Topic 718 expense has not been a significant factor in setting or changing equity compensation grant practices.

Timing of Awards

The Company’s stock has been publicly traded since April 2005. During that time, the compensation committee has not timed the award of stock options or other equity-based compensation to coincide with the release of favorable or unfavorable material non-public information about the Company. It is the policy of the compensation committee not to time the award of stock options or other equity-based compensation to coincide with the release of favorable or unfavorable material non-public information about the Company in the future.

Determination of Compensation

In 2013, the compensation committee considered comparative market data in evaluating and setting compensation for executive officer positions. The market data used by the compensation committee was derived by the committee’s outside compensation consultant, PM&P, from three surveys conducted in November 2011: the Hewitt TCM Cash Compensation Survey (sample size: 389 organizations); the Mercer Benchmark Database (sample size: 2,269 organizations); and the Towers Watson Industry Report of Top Management Compensation (sample size: 1,637 organizations). From these surveys, PM&P extracted data for a range of manufacturing-based companies, size-adjusted to reflect the Company’s average revenue size over time relative to the revenues of the companies in the comparison group. The Company considered additional recent survey data due to the cyclical nature of its business and the impact of that cyclicality on performance from year to year. The resulting comparison group for each of the Company’s executive officer positions generally consisted of over 100 companies and was considered by the committee to be suitably comparable to the Company for purposes of evaluating and setting executive officer compensation. In benchmarking compensation levels against the comparative market data, the compensation committee considered only the aggregated survey data provided by PM&P. The identity of the companies comprising the survey data is not disclosed to, or considered by, the committee in its decision-making process. The committee does not consider the identity of the companies comprising the survey data to be material in evaluating compensation. With the concurrence of PM&P, the committee used the November 2011 survey results, adjusted by an annual increase factor of 3% for each of 2012 and 2013, in evaluating comparative market data and setting compensation for executive officer positions, given the lack of readily available external market and industry information.

In general, the Company’s objective is to provide base compensation that will attract and retain executives with the ability and experience required to manage the business with the market median as a target (based on survey data), and annual and long-term incentive compensation at the market median (based on survey data), with upside for superior performance. In the aggregate, NEO base salaries were 2% above the market median and, individually, NEO base salaries ranged from 25% below the market median to 30% above the market median. In the aggregate, NEO total compensation was 2% above the market median and, individually, NEO total compensation ranged from 3% below the market median to 7% above the market median.

Role of Compensation Consultants

During 2013, PM&P was engaged by the compensation committee to provide it with independent compensation consulting services. PM&P has performed no other services for the compensation committee or the Company. In addition, Aon Hewitt provides non-compensation related services to the Company, such as actuarial, pension plan valuation, filing and administrative activities.

Fiscal Year 2014 Compensation Decisions

The compensation committee has made several significant decisions relating to fiscal year 2014 compensation. These decisions are summarized below:

•	Base compensation. The compensation committee approved a decision, in consideration of market and industry conditions and Company performance, to increase the NEOs’ base salaries. Pursuant to that decision, Mr. Baun’s base salary was increased from $275,600 to $281,000 and Ms. Boege’s base salary was increased from $300,000 to $307,500, in both cases effective as of January 1, 2014. It is anticipated that base salary increases for the other NEOs will be implemented effective on their respective employment anniversary dates.

•	2014 annual incentive compensation. On January 10, 2014, the board of directors approved certain changes to the Company’s annual cash incentive program. These changes included calculation of the annual incentive award based solely on the achievement of the financial metric with a portion of this amount being subject to reduction if the individual performance metrics are not achieved. The individual performance metrics will constitute no more than 25% of total bonus awarded, subject to reduction if individual performance metrics are not achieved.

•	Long-term incentive compensation. On January 15, 2014, the compensation committee approved stock option grants to all executive officers and certain other salaried employees, which are exercisable at a price equal to the fair market value of the Company’s common stock on the grant date. The value of the stock options granted to each eligible employee was targeted near the median of the Company’s compensation comparison group, as described above in “Determination of Compensation,” and to align with the expected revenue performance of the Company.

Consideration of Stockholder Advisory Vote on Executive Compensation

The Company’s stockholders were asked to vote, at the annual meeting of stockholders held on May 17, 2013, on a proposal to approve on an advisory basis the compensation of our 2012 NEOs. A substantial majority (over 98%) of the votes cast on that proposal were voted in favor of the proposal. The compensation committee considered the stockholders’ vote in connection with the design of the Company’s compensation programs and the discharge of its responsibilities generally and did not implement changes to our executive compensation program as a direct result of the stockholders’ advisory vote.

Compensation Risk Analysis

During 2012, the Company completed a comprehensive risk assessment with assistance from our outside legal counsel. This assessment affirmed that the Company does not utilize compensation policies or practices that are reasonably likely to have a material adverse effect on the Company. The CD&A section of this proxy statement describes generally our compensation policies and practices that are applicable to executive and management employees. Where possible, the Company uses common variable compensation designs with a significant focus on business financial performance.

EXECUTIVE COMPENSATION

Ex ecutive Officers

The following table sets forth certain information concerning each of our current executive officers:

Name	Age	Position(s)
Joseph E. McNeely	49	President, Chief Executive Officer and Director
Charles F. Avery, Jr.	49	Vice President, Finance, Chief Financial Officer and Treasurer
Theodore W. Baun	41	Senior Vice President, Marketing and Sales
Kathleen M. Boege	47	General Counsel and Corporate Secretary
Thomas P. McCarthy	50	Senior Vice President, Human Resources

Joseph E. McNeely, 49, was appointed as our Chief Executive Officer effective October 4, 2013, and has served as a director since that date. Mr. McNeely also continues to serve as President of the Company, a position to which he was appointed on May 1, 2013. Mr. McNeely served as the Company’s Vice President, Finance, Chief Financial Officer and Treasurer from September 2010 until May 2013. Prior to joining the Company, Mr. McNeely served as a Vice President, Sales and Marketing for Mitsui Rail Capital, LLC, a railcar leasing and services company. While working for Mitsui Rail, Mr. McNeely focused his efforts on railcar leasing and marketing, business development and diversifying its railcar portfolio. Previously, he held positions at GATX Corporation, including Vice President Finance for GATX Rail and Vice President Finance and IT for GATX Terminals Corporation. Prior to joining GATX, Mr. McNeely spent 12 years at Arthur Andersen LLP. Mr. McNeely is a Certified Public Accountant.

Charles F. Avery, Jr., 49, was appointed as our Vice President, Finance, Chief Financial Officer and Treasurer, effective August 1, 2013. He joined us from Federal Signal Corporation, a leading global designer and manufacturer of products and solutions that serve municipal, governmental, industrial and commercial customers. Mr. Avery most recently served Federal Signal as Vice President, Corporate Controller and Chief Information Officer. He joined Federal Signal in 2005 as the Group Vice President of Finance for the company’s Environmental Solutions Group. Prior to joining Federal Signal, Mr. Avery held senior financial leadership roles, including Senior Vice President of Finance, with Home Products International, Inc. Earlier in his career, Mr. Avery spent over ten years at Arthur Andersen LLP. Mr. Avery is a Certified Public Accountant.

Theodore W. Baun, 41, has been our Senior Vice President, Marketing and Sales since September 1, 2008. Mr. Baun first joined us in 1994 and has held roles of increasing responsibility in operations, marketing and sales. From 2003 to 2005, he was Director of Sales at Mitsui Rail Capital, LLC, a railcar leasing and services company, after which he returned to FreightCar America. He has been the leader of our sales team since November 2007.

Kathleen M. Boege, 47, joined the Company as General Counsel and Corporate Secretary in January 2013. She joined the Company from Bally Total Fitness Corporation where she served as Chief Administrative Officer, General Counsel and Secretary. Prior to this role, she held other leadership roles in legal and human resources at Bally. Prior to joining Bally, Ms. Boege was Vice President, Associate General Counsel and Assistant Secretary at the Chicago Stock Exchange. Prior to joining the Chicago Stock Exchange, Ms. Boege worked in private practice at two Chicago law firms from 1991 to 1999.

Thomas P. McCarthy, 50, has served as our Senior Vice President, Human Resources, since joining FreightCar America in June 2007. Prior to joining the Company, he held roles of increasing responsibility in human resources and labor relations with General Electric Company in its GE Aviation, Plastics and Equipment Services businesses. This experience included serving as the Senior Vice President of Human Resources for GE Rail Services from 2004 until 2007.

Summary Compensation Table

The following table sets forth information regarding 2013 compensation for each of the Company’s NEOs. Information regarding 2012 and 2011 compensation is presented for such executives who were also NEOs in 2012 and/or 2011, as required by SEC rules. In accordance with SEC guidance, 2012 and 2011 compensation for Mr. Avery and Ms. Boege and 2011 compensation for Mr. Heidkamp is not presented because such individuals were not NEOs in those years. Salary includes amounts deferred at the officer’s election.

Summary Compensation Table

Name and Principal Position	Year	Salary[1] ($)	Bonus ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value[5] ($)	All Other Compensation[6] ($)	Total ($)
Joseph E. McNeely President and Chief Executive Officer, Former Vice President, Finance, Chief Financial Officer and Treasurer	2013 2012 2011	353,333 298,000 274,000	— — 50,000	90,335 — —	783,811 189,787 184,086	— 149,000 137,000	— — —	15,200 15,000 14,700	1,242,679 651,787 659,786
Charles F. Avery, Jr. Vice President, Finance, Chief Financial Officer and Treasurer[7]	2013	125,000	—	128,310	—	—	—	2,500	255,810
Theodore W. Baun Senior Vice President, Marketing and Sales	2013 2012 2011	275,600 265,000 250,000	— — —	74,893 — —	89,806 184,172 154,866	— 132,500 156,250	— 56,024 31,759	15,643 15,000 14,210	455,942 652,696 607,085
Kathleen M. Boege General Counsel and Corporate Secretary[8]	2013	289,808	—	29,124	34,775	—	—	15,183	368,890
Thomas P. McCarthy Senior Vice President, Human Resources	2013 2012 2011	248,667 240,875 234,542	— — —	60,896 — —	72,494 153,851 153,405	— 120,438 117,271	— — —	14,786 14,857 14,073	396,843 530,021 519,291
Edward J. Whalen Former President and Chief Executive Officer[9]	2013 2012 2011	406,000 390,000 340,000	— — —	101,412 — —	121,184 220,108 219,150	— 390,000 340,000	— 20,753 —	627,519 15,000 14,700	1,256,115 1,035,861 913,850
Terrence G. Heidkamp Former Senior Vice President, Operations[10]	2013 2012	245,733 283,500	— —	73,665 —	87,642 181,926	— 141,750	— —	480,983 15,000	888,023 622,176

[1]	Amounts disclosed in the Salary column represent base salary earned by the NEO during the respective year.
[2]	Amounts disclosed in the Stock Awards column relate to grants of restricted stock made under the LTIP. With respect to each restricted stock grant, the amounts disclosed generally reflect the grant date fair value computed in accordance with ASC Topic 718. Grant date fair value of each restricted stock award was determined by multiplying the number of restricted shares granted by the Company’s stock price on the date of the grant.
[3]	Amounts disclosed in the Option Awards column relate to grants of stock options made under the LTIP. With respect to each stock option grant, the amounts disclosed generally reflect the grant date fair value computed in accordance with ASC Topic 718. Grant date fair value was determined using a generally accepted option valuation methodology referred to as the Black-Scholes option pricing model. The assumptions used in calculating the grant date fair value of each stock option award are disclosed in the notes to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
[4]	Amounts disclosed in the Non-Equity Incentive Plan Compensation column represent amounts earned under the Company’s annual cash incentive program. None of the Company’s NEOs earned an annual cash incentive award with respect to 2013 performance.
[5]

Amounts disclosed in the Change in Pension Value column represent the actuarial increase in the present value of the NEO’s benefits under the Pension Plan, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The Change in Pension Value during 2013 was a decrease of $39,843 for Mr. Whalen and a decrease of $39,496 for Mr. Baun due to an increase in the interest rate assumption to 4.96% as of December 31, 2013 from 4.17% as of December 31, 2012. Messrs.

McNeely, Avery, Heidkamp and McCarthy and Ms. Boege are not participants in the Pension Plan. The Pension Plan is described in greater detail in the section of this proxy statement entitled “Executive Compensation—Pension Benefits at December 31, 2013.” The Company does not maintain a non-qualified deferred compensation plan or a supplemental pension plan.
[6]	See the following table for details regarding amounts disclosed in the All Other Compensation column for 2013.

All Other Compensation for 2013

Name	Health Club Membership Fees[a] ($)	401(k) Company Matching Contribution[b] ($)	Vacation Payment at Termination[c] ($)	Severance Payments[d,e] ($)	Total All Other Compensation ($)
Mr. McNeely	—	15,200	—	—	15,200
Mr. Avery	—	2,500	—	—	2,200
Mr. Baun	443	15,200	—	—	15,643
Ms. Boege	—	15,183	—	—	15,183
Mr. McCarthy	—	14,786	—	—	14,786
Mr. Whalen	—	15,200	31,231	581,088	627,519
Mr. Heidkamp	—	15,200	11,646	454,137	480,983

a.	Represents amounts reimbursed for health club membership fees for Mr. Baun.
b.	Represents amount contributed by the Company on behalf of the NEOs to the 401(k) plan for employees at the Company’s Johnstown, Pennsylvania and Chicago, Illinois locations.
c.	Represents payment of accrued vacation payable to Mr. Whalen and Mr. Heidkamp upon their termination of employment.
d.	Represents the severance payments and benefits that became due to Mr. Whalen upon his retirement on December 31, 2013, including (i) a cash severance payment of $406,000, (ii) an amount equal to his 2013 annual bonus, which was $0, and (iii) accelerated vesting of his outstanding equity awards, which had a value of $175,088. For more information regarding Mr. Whalen’s severance payments, see the section of this proxy statement entitled “Potential Payments upon Termination or Change of Control.”
e.	Represents the severance payments and benefits that became due to Mr. Heidkamp upon his termination without “Cause” on October 31, 2013, including (i) continuation of his base salary for 12 months, which is equal to $302,800, (ii) an amount of $140,875, which is equal to the average of the annual bonuses paid to him for the last two full years, and (iii) continuation of certain health benefits for a period of 12 months, which has a value of $10,462. For more information regarding Mr. Heidkamp’s severance payments, see the section of this proxy statement entitled “Potential Payments upon Termination or Change of Control.”

[7]	Compensation information for Mr. Avery represents compensation since he was hired by the Company to serve as Vice President, Finance, Chief Financial Officer and Treasurer on August 1, 2013.
[8]	Compensation information for Ms. Boege represents compensation since she was hired by the Company to serve as General Counsel and Corporate Secretary on January 14, 2013.
[9]	Mr. Whalen resigned as President effective April 30, 2013, resigned as CEO effective October 3, 2013 and retired from the Company effective December 31, 2013.
[10]	By agreement between Mr. Heidkamp and the Company, Mr. Heidkamp’s employment was terminated without “Cause” effective October 31, 2013.

Supplemental Narrative to Summary Compensation Table

A substantial portion of the total compensation reported in the Summary Compensation Table above is paid to the NEOs pursuant to the terms of their employment agreements or other compensation plans maintained by the Company.

Employment Agreements and Other Arrangements for NEOs

Joseph E. McNeely

CEO Letter Agreement. In connection with Mr. McNeely’s appointment as CEO, the Company and Mr. McNeely entered into a letter agreement dated and effective October 4, 2013 (the “CEO Letter Agreement”). The CEO Letter Agreement does not provide for a specified term. It provides for an initial base salary of $400,000 per year and target and maximum annual bonus opportunities of 100% and 200% of his base salary, respectively. The Company granted Mr. McNeely a sign-on award of stock options to purchase 75,000 shares of the Company’s common stock, vesting in three equal annual installments beginning on the first anniversary of the effective date of the CEO Letter Agreement. This option award would become fully vested upon a change of control. In addition, Mr. McNeely continues to be a participant in the Company’s Executive Severance Plan, which sets forth his benefits upon termination of employment or a change of control, as modified by the CEO Letter Agreement. Under the CEO Letter Agreement, upon involuntary termination without “Cause” or termination for “Good Reason”, Mr. McNeely would be entitled to the following benefits: (a) for a period of 12 months following an involuntary termination without “Cause”; (b) for a period of 24 months in the event his termination occurs for “Good Reason”; or (c) for a period of 24 months following a termination (either without “Cause” or for “Good Reason”) that occurs within 24 months of a “Change of Control”, Mr. McNeely would be entitled to (i) continuation of base salary; (ii) an amount equal to the average of the annual bonuses paid to him for the last two full years; and (iii) continuation of certain health benefits.

COO Letter Agreement. Prior to entering into the CEO Letter Agreement and in connection with Mr. McNeely’s appointment as President and Chief Operating Officer of the Company, Mr. McNeely entered into a letter agreement dated April 30, 2013 and effective May 1, 2013 (the “COO Letter Agreement”). Under the COO Letter Agreement, Mr. McNeely’s initial annual base salary was increased to $360,000 and target and maximum annual bonus opportunities were increased to 100% and 200% of his base salary, respectively. The Company granted Mr. McNeely a sign-on award equal in value to $25,000, comprised of 50% stock options to purchase shares of the Company’s common stock and 50% restricted shares of Company’s common stock, which awards vest in three equal annual installments beginning on the first anniversary of the effective date of the COO Letter Agreement. Mr. McNeely continued to participate in the Company’s Executive Severance Plan as described below.

CFO Letter Agreement. Prior to entering into the COO Letter Agreement, Mr. McNeely served as the Company’s Vice President, Finance, Chief Financial Officer and Treasurer in accordance with a letter agreement dated September 13, 2010 (the “CFO Letter Agreement”). Under the CFO Letter Agreement, Mr. McNeely’s initial annual base salary was $265,000, which had been subsequently increased to $292,000 effective September 1, 2011 and to $310,000 effective September 1, 2012 prior to entering into the COO Letter Agreement. On the effective date of the CFO Letter Agreement, Mr. McNeely was awarded 2,500 restricted shares of the Company’s common stock, which vested in three equal annual installments beginning on the first anniversary of the effective date of the CFO Letter Agreement. Mr. McNeely originally became a participant in the Company’s Executive Severance Plan on the effective date of the CFO Letter Agreement, under which he was entitled to the same benefits as described above except that he was not entitled to the payment/benefit enhancement described above in the event that he experienced a Qualifying Termination within 24 months of a “Change of Control.”

Charles F. Avery, Jr. In connection with Mr. Avery’s appointment as Vice President, Finance, Chief Financial Officer and Treasurer, the Company and Mr. Avery entered into a letter agreement effective as of August 1, 2013 (the “Avery Agreement”). The Avery Agreement does not provide for a specified term. It provides for an initial base salary of $300,000 per year and target and maximum annual bonus opportunities of 50% and 75% of his base salary, respectively. The Company granted Mr. Avery a sign-on award of 7,000 restricted shares of Company common stock, vesting in full on the third anniversary of the effective date of the Avery Agreement. This award would become fully vested upon a change of control. In addition, Mr. Avery became a participant in the Company’s Executive Severance Plan, which sets forth his benefits upon termination of employment. Under this plan, upon involuntary termination of employment without “Cause” or resignation for “Good Reason,” Mr. Avery would be entitled to the following benefits for a period of 12 months following such termination of employment: (i) continuation of base salary; (ii) an amount equal to the average of the annual bonuses paid to him for the last two full years; and (iii) continuation of certain health benefits. Mr. Avery also is entitled to participate in all management incentive plans and to receive all benefits under any employee benefit plan or arrangement, vacation policy or perquisite made available to executive employees. Mr. Avery’s base salary is expected to be adjusted during 2014 as described in the CD&A. Mr. Avery’s base salary is subject to annual review by the compensation committee.

Theodore W. Baun. Mr. Baun does not have a written employment agreement with the Company. He has served as the Company’s Senior Vice President, Marketing and Sales since September 1, 2008. Mr. Baun’s annual base salary was $275,600 effective January 1, 2013. Mr. Baun’s base salary was adjusted during January, 2014 as described in the CD&A. Mr. Baun’s base salary is subject to annual review by the compensation committee.

Mr. Baun became a participant in the Company’s Executive Severance Plan effective September 1, 2009. Under this plan, upon involuntary termination of employment without “Cause” or resignation for “Good Reason,” Mr. Baun would be entitled to the following benefits for a period of 12 months following such termination of employment: (i) continuation of base salary; (ii) an amount equal to the average of the annual bonuses paid to him for the last two full years; and (iii) continuation of certain health benefits. Mr. Baun also is entitled to participate in all management incentive plans and to receive all benefits under any employee benefit plan or arrangement, vacation policy or perquisite made available to executive employees.

Kathleen M. Boege. Effective January 14, 2013, the Company entered into a letter agreement with Ms. Boege pursuant to which she serves as the Company’s General Counsel and Corporate Secretary. Under this letter agreement, Ms. Boege’s initial annual base salary was $300,000. Ms. Boege’s base salary was adjusted during January, 2014 as described in the CD&A. Ms. Boege’s base salary is subject to annual review by the compensation committee.

Ms. Boege became a participant in the Company’s Executive Severance Plan effective January 14, 2013. Under this plan, upon involuntary termination of employment without “Cause” or resignation for “Good Reason,” Ms. Boege would be entitled to the following benefits for a period of 12 months following such termination of employment: (i) continuation of base salary; (ii) an amount equal to the average of the annual bonuses paid to her for the last two full years; and (iii) continuation of certain health benefits. Ms. Boege also is entitled to participate in all management incentive plans and to receive all benefits under any employee benefit plan or arrangement, vacation policy or perquisite made available to executive employees.

Thomas P. McCarthy. Under his employment agreement effective June 4, 2007, Mr. McCarthy serves as the Company’s Senior Vice President, Human Resources. Under the employment agreement, Mr. McCarthy’s initial annual base salary was $225,000. Subsequently, Mr. McCarthy’s annual base salary was increased to $252,000 effective June 1, 2013. Mr. McCarthy’s base salary is subject to annual review by the compensation committee.

If the Company terminates Mr. McCarthy’s employment without “Cause” or Mr. McCarthy terminates his employment for “Good Reason” (each as defined in his employment agreement), Mr. McCarthy would be entitled to the following benefits for a period of 12 months following such termination of employment: (i) continuation of base salary; (ii) an amount equal to his target annual bonus; and (iii) continuation of certain health benefits. Mr. McCarthy also is entitled under the agreement to participate in all management incentive plans and to receive all benefits under any employee benefit plan or arrangement, vacation policy or perquisite made available to executive employees (other than the Company’s Executive Severance Plan).

Edward J. Whalen

Amended Transition Agreement. On October 3, 2013, Mr. Whalen resigned as Chief Executive Officer of the Company and continued to serve as an employee of the Company to assist with transition matters through December 31, 2013 under the terms of the Amended Transition Agreement, effective as of October 3, 2013 (the “Amended Transition Agreement”). The terms of the Amended Transition Agreement are substantially similar to the terms of the Transition Agreement (as defined below), except that they were modified to provide for Mr. Whalen’s continued service as an employee of the Company following his resignation as Chief Executive Officer through December 31, 2013.

Transition Agreement. In connection with Mr. Whalen’s resignation as President of the Company, the Company and Mr. Whalen entered into a Transition Agreement, effective as of April 30, 2013 (the “Transition Agreement”). Under the Transition Agreement, Mr. Whalen agreed to continue serving as the Company’s Chief Executive Officer from the effective date of the Transition Agreement until the earlier of a successor Chief Executive Officer being named or December 31, 2013 (the “Transition Term”). During the Transition Term, the Transition Agreement provided for (i) a base salary of $406,000 per year, (ii) target and maximum annual bonus opportunities of 100% and 200% of his base salary, respectively, for 2013 and (iii) receipt of a long-term incentive award for 2013.

Upon the expiration of the Transition Term, if Mr. Whalen was terminated by the Company without Cause or if Mr. Whalen resigned for Good Reason (each as defined in the Company’s Executive Severance Plan), Mr. Whalen was entitled to the following payments and benefits: (i) accrued vacation pay through the date of termination, (ii) a lump sum cash payment equal to $812,000, less the total amount of base salary earned and paid to him from January 1, 2013 until the date of termination, (iii) a prorated amount of his 2013 annual bonus, based on (A) the number of days Mr. Whalen was employed during 2013 prior to the date of termination and (B) the Company’s actual performance with respect to the performance goals (with his individual performance goals deemed satisfied at the target level), (iv) full vesting of all outstanding equity awards, which awards would remain exercisable for three years following the date of termination, and (v) for each month following the date of termination until Mr. Whalen’s 65th birthday, if Mr. Whalen qualified for and elected such coverage, an amount in cash equal to the difference between Mr. Whalen’s COBRA premiums and the lesser of the premiums paid by active employees or retirees of the Company for full family health care. Mr. Whalen retired after his 65th birthday.

CEO Agreement. Prior to entering into the Transition Agreement, Mr. Whalen served as the Company’s President and Chief Executive Officer in accordance with a letter agreement dated January 26, 2010 (the “Whalen CEO Agreement”). Under the Whalen CEO Agreement, Mr. Whalen’s initial annual base salary was $340,000, which was subsequently increased to $406,000 effective January 1, 2013. On the execution date of the Whalen CEO Agreement, Mr. Whalen was awarded options to purchase 200,000 shares of common stock of the Company, which award became fully vested as of December 18, 2011. Mr. Whalen was not entitled to any benefits under the Company’s Executive Severance Plan or any other severance plan or policy applicable to Company employees.

Terrence G. Heidkamp Effective October 3, 2011, the Company entered into a letter agreement with Mr. Heidkamp pursuant to which he served as the Company’s Senior Vice President, Operations. Under this agreement, Mr. Heidkamp’s initial annual base salary was $280,000, which was subsequently increased to $294,000 effective October 1, 2012 and to $302,800 effective October 1, 2013. On the effective date of the agreement, Mr. Heidkamp was awarded options to purchase 10,000 shares of common stock of the Company, which vested in three equal annual installments beginning on the first anniversary of the effective date of the agreement.

Mr. Heidkamp became a participant in the Company’s Executive Severance Plan effective October 3, 2011. Upon his termination by the Company without “Cause” on October 31, 2013, Mr. Heidkamp became entitled to the following benefits under this plan for a period of 12 months following his termination of employment: (i) continuation of base salary; (ii) an amount equal to the average of the annual bonuses paid to him for the last two full years; and (iii) continuation of certain health benefits.

2005 Long Term Incentive Plan

The Company adopted the LTIP in April 2005, effective upon the closing of our initial public offering on April 11, 2005. Under the LTIP, the Company may grant to NEOs and other eligible employees cash incentive awards, stock options, share appreciation rights, restricted shares, restricted share units, performance shares, performance units, dividend equivalents and other share-based awards. At the Company’s 2008 annual meeting of stockholders, our stockholders approved an amendment to the LTIP that increased the number of shares authorized for issuance under the LTIP from 659,616 to 1,659,616. At the Company’s 2013 annual meeting of stockholders, our stockholders approved an amendment to the LTIP that, among other things, increased the number of shares authorized for issuance under the LTIP from 1,659,616 to 2,459,616. As of December 31, 2013, 1,128,676 shares remained available for issuance under the LTIP.

Annual Cash Incentive Program

In 2008, the compensation committee approved an annual cash incentive program to replace the Salaried Bonus Plan. At the beginning of 2012, the board of directors approved certain changes to the program that continued in 2013. Under the program, each of the NEOs is eligible to receive a grant of performance units based on the level of achievement with respect to the following performance metrics: (i) a corporate-wide performance goal, RONA; and (ii) individual performance goals. These performance metrics are weighted 75% and 25%, respectively, with the 25% individual component subject to reduction if individual performance goals are not achieved. The annual cash incentive program is designed to provide a link to the Company’s goals and objectives in addition to RONA. The number of performance units granted determines each NEO’s annual cash incentive award. In 2013, the CEO’s target annual cash incentive award was 100% of annual base salary and each other NEO’s target annual cash incentive award was 50% of annual base salary. The CEO may earn up to 200% of his annual base salary and each other NEO can receive up to 150% of the target annual cash incentive award.

Grants of Plan-Based Awards for the Year Ended December 31, 2013

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			All Other Stock Awards: Number of Shares or Units of Stock[2] (#)	All Other Option Awards: Number of Securities Underlying Options[3] (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[4] ($)
		Threshold ($)	Target ($)	Maximum ($)
Joseph E. McNeely	1/1/13 1/18/13 1/18/13 5/1/13 5/1/13 10/4/13	150,833 — — — — —	301,667 — — — — —	577,500 — — — — —	— 3,160 625 — —	— — 8,500 — 1,660 75,000	— — 24.56 — 20.39 20.39	— 77,594 91,970 12,741 14,591 677,250
Charles F. Avery, Jr.	8/1/13 8/1/13	31,250 —	62,500 —	93,750 —	— 7,000	— —	— —	— 128,310
Theodore W. Baun	1/1/13 1/18/13 1/18/13	68,900 — —	137,800 — —	206,700 — —	— 3,050 —	— — 8,300	— — 24.56	— 74,893 89,806
Kathleen M. Boege	1/14/13 1/14/13 1/14/13	72,452 — —	144,904 — —	217,356 — —	— 1,200 —	— — 3,250	— — 24.27	— 29,124 34,775
Thomas P. McCarthy	1/1/13 1/18/13 1/18/13	62,167 — —	124,334 — —	186,500 — —	— 2,480 —	— — 6,700	— — 24.56	— 60,896 72,494
Edward J. Whalen	1/1/13 1/18/13 1/18/13	203,000 — —	406,000 — —	812,000 — —	— 4,130 —	— — 11,200	— — 24.56	— 101,412 121,184
Terrence G. Heidkamp	1/1/13 1/18/13 1/18/13	61,433 — —	122,867 — —	184,300 — —	— 3,000 —	— — 8,100	— — 24.56	— 73,665 87,642
[1]	Represents estimated payouts under the Company’s annual cash incentive program. No cash payouts were made on account of the 2013 LTIP year.
[2]	Represents restricted stock awards made under the LTIP.
[3]	Represents stock option awards made under the LTIP.
[4]	Represents grant-date “fair value” of restricted stock and option awards computed in accordance with ASC Topic 718. Assumptions underlying the valuations are set out in footnotes 2 and 3 to the Summary Compensation Table above.

Supplemental Narrative to Grants of Plan-Based Awards Table

Awards of stock options are made by the compensation committee under the LTIP. The exercise price for the options is based on the average of the high and low trading prices of the Company’s stock on the award date (unless there are no trades on the award date, in which case the exercise price is based on the closing price of the Company’s stock on the last trading day preceding the award date). The options are non-qualified options for federal income tax purposes. Stock option awards vest in three annual installments of equal size beginning on the first anniversary of the award date, provided that the NEO is continuously employed by the Company until each respective vesting date. Options expire on the tenth anniversary of the award date. Unvested option awards would become fully vested upon a “Change of Control” (as defined in the LTIP).

Under the terms of the LTIP (as amended pursuant to stockholder approval at the Company’s 2013 annual meeting of stockholders), (i) if an NEO terminates employment due to death, disability or retirement, vested options may be exercised until the earlier of (a) the first anniversary of the termination date or (b) the option expiration date and (ii) if an NEO terminates employment for any reason other than due to death, disability or retirement, vested options may be exercised until the earlier of (a) 90 days after termination or (b) the option expiration date. Under the Amended Transition Agreement, Mr. Whalen’s unvested options became immediately vested as of December 31, 2013 and may be exercised until December 31, 2016.

Outstanding Equity Awards at 2013 Fiscal Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[2]
Joseph E. McNeely	— — 8,400 5,633 — — —	— — 4,200 11,267 8,500 1,660 75,000	[3] [4] [5] [6] [7]	— — 29.88 23.40 24.56 20.39 20.39	— — 1/13/2021 1/12/2022 1/18/2023 5/01/2023 10/4/2023	3,160 625 — — — — —	[9] [10]	84,119 16,638 — — — — —
Charles F. Avery, Jr.	—	—		—	—	7,000	[11]	186,340
Theodore W. Baun	— 1,650 1,000 7,250 7,066 5,466 —	— — — — 3,534 10,934 8,300	[3] [4] [5]	— 30.47 17.84 20.69 29.88 23.40 24.56	— 1/13/2018 5/12/2019 2/23/2020 1/13/2021 1/12/2022 1/18/2023	3,050 — — — — — —	[9]	81,191 — — — — — —
Kathleen M. Boege	— —	— 3,250	[8]	— 24.27	— 1/14/2023	1,200 —	[12]	31,944 —
Thomas P. McCarthy	— 10,540 7,250 7,000 4,566 —	— — — 3,500 9,134 6,700	[3] [4] [5]	— 30.47 20.69 29.88 23.40 24.56	— 1/13/2018 2/23/2020 1/13/2021 1/12/2022 1/18/2023	2,480 — — — — —	[9]	66,018 — — — — —
Edward J. Whalen	200,000 7,250 15,000 19,600 11,200	— — — — —		19.96 20.69 29.88 23.40 24.56	12/31/2016 12/31/2016 12/31/2016 12/31/2016 12/31/2016	— — — — —		— — — — —
Terrence G. Heidkamp	5,400	—		23.40	1/29/2014	—		—

[1]	Nonvested option awards are disclosed in the table as unexercisable.
[2]	Market value of unvested shares of restricted stock based on market closing price of the Company’s common stock on the NASDAQ Global Market of $26.62 on December 31, 2013.
[3]	Option award vesting on January 13, 2014.
[4]	Option award vesting in two equal annual installments beginning on January 12, 2014.
[5]	Option award vesting in three equal annual installments beginning on January 18, 2014.
[6]	Option award vesting in three equal annual installments beginning on May 1, 2014.
[7]	Option award vesting in three equal annual installments beginning on October 4, 2014.
[8]	Option award vesting in three equal annual installments beginning on January 14, 2014.
[9]	Restricted stock award vesting in three equal annual installments beginning on January 18, 2014.
[10]	Restricted stock award vesting in three equal annual installments beginning on May 1, 2014.
[11]	Restricted stock award vesting on August 1, 2016.
[12]	Restricted stock award vesting in three equal annual installments beginning on January 14, 2014.

Option Exercises and Stock Vested for the Year Ended December 31, 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph E. McNeely	—	—	834	15,800
Charles F. Avery, Jr.	—	—	—	—
Theodore W. Baun	—	—	—	—
Kathleen M. Boege	—	—	—	—
Thomas P. McCarthy	—	—	—	—
Edward J. Whalen	—	—	4,130	110,044
Terrence G. Heidkamp	6,666	59,994	—	—

Pension Benefits at December 31, 2013

Name	Plan Name[1]	Number of Years Credited Service[2] (#)	Present Value of Accumulated Benefit[3] ($)	Payments During Last Fiscal Year ($)
Joseph E. McNeely [4]	—	—	—	—
Charles F. Avery, Jr.[4]	—	—	—	—
Theodore W. Baun [5]	Johnstown America, LLC Nonrepresented Salaried Pension Plan	13.34	233,087	—
Kathleen M. Boege[4]	—	—	—	—
Thomas P. McCarthy[4]	—	—	—	—
Edward J. Whalen [5]	Johnstown America, LLC Nonrepresented Salaried Pension Plan	16.67	409,039	34,727
Terrence G. Heidkamp[4]	—	—	—	—

[1]	The Company does not maintain a non-qualified or supplemental pension plan that provides benefits in excess of the limitations set forth in Code Sections 415 and 401(a)(17).
[2]	Years of credited service as of the same pension plan measurement date used for financial statement reporting purposes with respect to the fiscal year’s audited financial statements. The number of years shown is the actual service for each of the executives. The Company does not give credit for additional years of service to executives for any reason.
[3]	The actuarial present value calculated as of the same pension plan measurement date used for financial statement reporting purposes with respect to the fiscal year’s audited financial statements, as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.
[4]	Messrs. McNeely, Avery, McCarthy and Heidkamp and Ms. Boege are not eligible to participate in the Pension Plan because they were hired after 2004.
[5]	Messrs. Baun and Whalen are fully vested in their accrued benefits under the Pension Plan.

Supplemental Narrative to Pension Benefits Table

The Company maintains the Johnstown America Corporation Salaried Pension Plan (the “Pension Plan”) for the benefit of its eligible salaried employees. The Pension Plan is a tax-qualified defined benefit pension plan. Benefits provided under the Pension Plan are limited by Code Sections 415 and 401(a)(17). Code Section 415 limits the benefit amount payable from the Pension Plan based on the pensioner’s service, pay, and a dollar amount cap that is indexed. Code Section 401(a)(17) limits the pensionable earnings that may be used to determine the pension benefit amount. All salaried employees of Johnstown America Corporation and JAC Operations, Inc. hired prior to January 1, 2005 who are not members of any collective bargaining unit and who have attained age 21 and completed at least one year of service with the Company are eligible to participate in the Pension Plan. A participant must complete at least five years of service with the Company to be vested under the Pension Plan. Eligibility for normal retirement is at age 65.

Subject to the Code limits noted above, the Pension Plan’s normal retirement payment and benefit formula is the maximum of (a), (b) and (c), minus (d) and (e), as follows:

(a)	1.35%, multiplied by average monthly earnings (defined as: the highest 60 consecutive months of earnings out of the last 120 months divided by 60), multiplied by years of service. Earnings are defined as the participant’s W-2 pay plus Code Section 401(k) and Code Section 125 deferrals, minus bonus, overtime, expense reimbursements, moving expenses, salary gross-up payments, and imputed income. Service is determined as elapsed time measured on years and months since last hiring date, and includes service with Bethlehem Steel Corporation. For active participants who had 25 years of service on November 1, 1991, an extra month of service is credited for every month of service earned between November 1, 1991 and October 31, 1994.

(b)	($40.00 multiplied by years of service before May 2005) plus ($50.00 multiplied by years of service after April 2005).

(c)	1.05 multiplied by (1.60% of average monthly earnings multiplied by years of service) minus (0.475% of Social Security covered compensation multiplied by years of service (maximum 35 years)). Covered compensation offset begins at age 62.

(d)	Accrued monthly benefit from Bethlehem Steel Corporation pension plans for service prior to October 28, 1991.

(e)	Accrued monthly benefit from Transportation Technologies pension plans for service prior to June 4, 1999.

The Pension Plan also provides a special payment for early and normal retirees with at least 10 years of service with the Company (and replaces the first three monthly pension benefit payments) as follows: nine weeks of base pay plus remaining unused vacation in the year of retirement.

Eligibility for early unreduced retirement is at age 62 and 15 years of service, or at any age with 30 years of service. A participant can take early reduced retirement after age 60 with 15 years of service, subject to a reduction for early commencement of 16.18% at age 60 and 8.55% at age 61.

The normal form of benefit is a life annuity. If the participant is married and receives payments in the form of a joint and survivor annuity, or otherwise elects another form of benefit under the Pension Plan, the amount of monthly benefits payable to the participant would be reduced to reflect the actuarially increased cost of providing such other benefit forms.

Nonqualified Deferred Compensation for the Year Ended December 31, 2013

The Company does not make available a non-qualified deferred compensation plan for its NEOs or other employees.

Potential Payments upon Termination or Change of Control

This section describes and quantifies potential payments that may be made to each NEO at, following, or in connection with the resignation, severance, retirement or other termination of the NEO or a change of control of the Company. These benefits are in addition to benefits generally available to salaried employees.

The potential payments described below are estimates only. As such, the potential payments do not necessarily reflect the actual amounts that would be paid to each NEO, which would be known only at the time the NEO becomes eligible for payment due to a termination of employment or change of control. The Company does not provide any of its executives with change of control excise tax gross-ups. The following tables reflect potential amounts that could be payable to the applicable NEO if a change of control or the indicated termination of employment occurred at December 31, 2013.

Mr. McNeely

Mr. McNeely has entered into the CEO Letter Agreement, which provides that, upon a termination of his employment for any reason, he will be entitled to (i) his accrued salary and accrued and unused vacation through the date of termination, (ii) his prior fiscal year bonus, to the extent earned and unpaid, and (iii) any accrued and vested benefits and unreimbursed expenses incurred and unpaid on the date of termination. In addition, under the CEO Letter Agreement, upon involuntary termination without “Cause” or termination for “Good Reason”, Mr. McNeely would be entitled to the following benefits: (a) for a period of 12 months following an involuntary termination without “Cause”; (b) for a period of 24 months in the event his termination occurs for “Good Reason”; or (c) for a period of 24 months following a termination (either without “Cause” or for “Good Reason”) that occurs within 24 months of a “Change of Control”, Mr. McNeely would be entitled to (i) continuation of base salary; (ii) an amount equal to the average of the annual bonuses paid to him for the last two full years; and (iii) continuation of certain health benefits.

Prior to entering into the CEO Letter Agreement, Mr. McNeely was a party to the COO Letter Agreement and the CFO Letter Agreement during 2013, each as described above in “Employment Agreements and Other Arrangements for NEOs – Joseph E. McNeely.” As of December 31, 2013, Mr. McNeely was not entitled to receive any severance or change of control payments or benefits under the COO Letter Agreement or the CFO Letter Agreement because these agreements were superseded by the CEO Letter Agreement.

As a participant in the Company’s Executive Severance Plan, Mr. McNeely has agreed to keep confidential certain information and agreed to certain non-solicitation, non-competition and non-disparagement restrictions that apply for one year following termination of employment.

Under the terms of the LTIP and Mr. McNeely’s restricted stock and stock option agreements, unvested restricted stock and stock options would become fully vested upon a “Change of Control” (as defined under the LTIP).

Summarized below are the potential payments and benefits payable by the Company to Mr. McNeely at, following or in connection with the indicated termination of employment or change of control as of December 31, 2013:

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE OF CONTROL – MR. MCNEELY
Executive Benefits and Payments Upon Change of Control or Termination of Employment	Change of Control – No Termination[1]	Change of Control – Termination without Cause or for Good Reason[1]	Termination for Good Reason[1]	Termination without Cause [2]	Death	Disability
Compensation:
Base Salary	—	$800,000	$800,000	$400,000	—	—
Incentive Compensation	—	$286,000	$286,000	$143,000	—	—
Restricted Stock and Stock Options: Unvested and Accelerated [1]	—	$632,138	$632,138	—	—	—
Benefits and Perquisites:
Continuing Benefits[3]	—	$19,422	$19,422	$9,711	—	—
Total:	—	$1,737,560	$1,737,560	$552,711	—	—

[1]	In the event of a “Change of Control,” Mr. McNeely becomes fully vested in his outstanding restricted stock and stock option awards, only if his employment is terminated following such Change of Control. The value of restricted stock is based on the closing price of the Company’s common stock on December 31, 2013 ($26.62 per share) and the value of stock options is based on the aggregate spread between the exercise price of the options and such closing price.
[2]	In the event that the Company terminates Mr. McNeely’s employment without “Cause” or if he terminates his employment for “Good Reason,” the Company will pay the severance and benefits set forth in the table above.
[3]	In the event that the Company terminates Mr. McNeely’s employment without “Cause” or if he terminates his employment for “Good Reason,” Mr. McNeely will be entitled to continued participation in the Company’s group health benefit plan by him and such members of his family who participated in the group health benefit plan at the time of his termination without “Cause” for a period of 12 months at the same costs and coverage levels as applicable to active employees of the Company (or for a period of 24 months for termination for “Good Reason” or termination following a “Change of Control”).

Mr. Avery, Mr. Baun and Ms. Boege

Payments to Messrs. Avery and Baun and Ms. Boege upon termination or change of control are provided for in the Company’s Executive Severance Plan, as described below.

If the Company terminates the employment of any of Messrs. Avery or Baun or Ms. Boege without “Cause,” or if any of them terminates his or her employment for “Good Reason” (each as defined in the Company’s Executive Severance Plan), then the individual would be entitled to the following benefits for a period of 12 months following such termination of employment: (i) continuation of base salary; (ii) an amount equal to the average of the annual bonuses paid to him or her for the last two full years; and (iii) continuation of certain health benefits.

Messrs. Avery and Baun and Ms. Boege, as participants in the Company’s Executive Severance Plan, have agreed to keep confidential certain information and agreed to certain non-solicitation, non-competition and non-disparagement restrictions that apply for one year following termination of employment.

Under the terms of the LTIP and the restricted stock and stock option agreements of Messrs. Avery and Baun and Ms. Boege, unvested restricted stock and stock options would become fully vested upon a Change of Control (as defined under the LTIP).

Summarized below are the potential payments and benefits payable by the Company to Messrs. Avery and Baun and Ms. Boege, respectively, at, following or in connection with the indicated termination of employment or change of control as of December 31, 2013:

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE OF CONTROL – MR. AVERY
Executive Benefits and Payments Upon Change of Control or Termination of Employment	Change of Control – No Termination[1]	Change of Control – Termination without Cause[1]	Change of Control – Termination for Good Reason[1]	Termination without Cause or for Good Reason[2]	Death	Disability
Compensation:
Base Salary	—	$300,000	$300,000	$300,000	—	—
Incentive Compensation	—	—	—	—	—	—
Restricted Stock and Stock Options: Unvested and Accelerated [1]	—	$186,340	$186,340	—	—	—
Benefits and Perquisites:
Continuing Benefits[3]	—	$9,711	$9,711	$9,711	—	—
Total:	—	$496,051	$496,051	$309,711	—	—

[1]	In the event of a “Change of Control,” Mr. Avery becomes fully vested in his outstanding stock option awards, only if his employment is terminated following such Change of Control. The value of stock options is based on the aggregate spread between the exercise price of the options and the closing price of the Company’s common stock on December 31, 2013 ($26.62 per share).
[2]	In the event that the Company terminates Mr. Avery’s employment without “Cause” or if he terminates his employment for “Good Reason,” the Company will pay the severance and benefits set forth in the table above.
[3]	In the event that the Company terminates Mr. Avery’s employment without “Cause” or if he terminates his employment for “Good Reason,” Mr. Avery will be entitled to continued participation in the Company’s group health benefit plan by him and such members of his family who participated in the group health benefit plan at the time of his termination for a period of 12 months at the same costs and coverage levels as applicable to active employees of the Company.

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE OF CONTROL – MR. BAUN
Executive Benefits and Payments Upon Change of Control or Termination of Employment	Change of Control – No Termination[1]	Change of Control – Termination without Cause[1]	Change of Control – Termination for Good Reason[1]	Termination without Cause or for Good Reason[2]	Death	Disability
Compensation:
Base Salary	—	$275,600	$275,600	$275,600	—	—
Incentive Compensation	—	$144,375	$144,375	$144,375	—	—
Restricted Stock and Stock Options: Unvested and Accelerated [1]	—	$133,496	$133,496	—	—	—
Benefits and Perquisites:
Continuing Benefits[3]	—	$9,711	$9,711	$9,711	—	—
Total:	—	$563,182	$563,182	$429,686	—	—

[1]	In the event of a “Change of Control,” Mr. Baun becomes fully vested in his outstanding stock option awards, only if his employment is terminated following such Change of Control. The value of stock options is based on the aggregate spread between the exercise price of the options and the closing price of the Company’s common stock on December 31, 2013 ($26.62 per share).
[2]	In the event that the Company terminates Mr. Baun’s employment without “Cause” or if he terminates his employment for “Good Reason,” the Company will pay the severance and benefits set forth in the table above.
[3]	In the event that the Company terminates Mr. Baun’s employment without “Cause” or if he terminates his employment for “Good Reason,” Mr. Baun will be entitled to continued participation in the Company’s group health benefit plan by him and such members of his family who participated in the group health benefit plan at the time of his termination for a period of 12 months at the same costs and coverage levels as applicable to active employees of the Company.

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE OF CONTROL – MS. BOEGE
Executive Benefits and Payments Upon Change of Control or Termination of Employment	Change of Control – No Termination[1]	Change of Control – Termination without Cause[1]	Change of Control – Termination for Good Reason[1]	Termination without Cause or for Good Reason[2]	Death	Disability
Compensation:
Base Salary	—	$300,000	$300,000	$300,000	—	—
Incentive Compensation	—	—	—	—	—	—
Restricted Stock and Stock Options: Unvested and Accelerated [1]	—	$39,582	$39,582	—	—	—
Benefits and Perquisites:
Continuing Benefits[3]	—	$3,312	$3,312	$3,312	—	—
Total:	—	$342,894	$342,894	$303,312	—	—

[1]	In the event of a “Change of Control,” Ms. Boege becomes fully vested in her outstanding stock option awards, only if her employment is terminated following such Change of Control. The value of stock options is based on the aggregate spread between the exercise price of the options and the closing price of the Company’s common stock on December 31, 2013 ($26.62 per share).
[2]	In the event that the Company terminates Ms. Boege’s employment without “Cause” or if she terminates her employment for “Good Reason,” the Company will pay the severance and benefits set forth in the table above.
[3]	In the event that the Company terminates Ms. Boege’s employment without “Cause” or if she terminates her employment for “Good Reason,” Ms. Boege will be entitled to continued participation in the Company’s group health benefit plan by her and such members of her family who participated in the group health benefit plan at the time of her termination for a period of 12 months at the same costs and coverage levels as applicable to active employees of the Company.

Mr. McCarthy

If the Company terminates Mr. McCarthy’s employment without “Cause,” or Mr. McCarthy terminates his employment for “Good Reason” (each as defined in his employment agreement), Mr. McCarthy would be entitled to the following benefits for a period of 12 months following such termination of employment: (i) continuation of base salary; (ii) an amount equal to his target annual bonus; and (iii) continuation of certain health benefits.

Pursuant to the terms of his employment agreement, Mr. McCarthy has agreed to keep confidential certain information and agreed to certain non-solicitation, non-competition and non-disparagement restrictions that apply for one year following termination of employment.

Under the terms of the LTIP and Mr. McCarthy’s restricted stock and stock option agreements, unvested restricted stock and stock options would become fully vested upon a Change of Control (as defined under the LTIP).

Summarized below are the potential payments and benefits payable by the Company to Mr. McCarthy at, following or in connection with the indicated termination of employment or change of control as of December 31, 2013:

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OR CHANGE OF CONTROL – MR. MCCARTHY
Executive Benefits and Payments Upon Change of Control or Termination of Employment	Change of Control – No Termination[1]	Change of Control – Termination without Cause[1]	Change of Control – Termination for Good Reason[1]	Termination without Cause or for Good Reason[2]	Death	Disability
Compensation:
Base Salary	—	$252,000	$252,000	$252,000	—	—
Incentive Compensation	—	$124,333	$124,333	$124,333	—	—
Restricted Stock and Stock Options: Unvested and Accelerated [1]	—	$109,231	$109,231	—	—	—
Benefits and Perquisites:
Continuing Benefits[3]	—	$9,711	$9,711	$9,711	—	—
Total:	—	$495,275	$495,275	$386,044	—	—

[1]	In the event of a “Change of Control,” Mr. McCarthy becomes fully vested in his outstanding stock option awards, only if his employment is terminated following such Change of Control. The value of stock options is based on the aggregate spread between the exercise price of the options and the closing price of the Company’s common stock on December 31, 2013 ($26.62 per share).
[2]	In the event that the Company terminates Mr. McCarthy’s employment without “Cause” or if he terminates his employment for “Good Reason,” the Company will pay the severance and benefits set forth in the table above.
[3]	In the event that the Company terminates Mr. McCarthy’s employment without “Cause” or if he terminates his employment for “Good Reason,” Mr. McCarthy will be entitled to continued participation in the Company’s group health benefit plan by him and such members of his family who participated in the group health benefit plan at the time of his termination for a period of 12 months at the same costs and coverage levels as applicable to active employees of the Company.

Mr. Whalen

Mr. Whalen retired from the Company on December 31, 2013 and, under the terms of the Amended Transition Agreement, became entitled to the following payments and benefits: (i) a lump sum cash payment equal to $406,000, (ii) an amount equal to his 2013 annual bonus, which was $0, and (iii) full vesting of all outstanding equity awards, which awards will remain exercisable for three years following the date of termination and had a value of $175,088.

Prior to entering into the Amended Transition Agreement, Mr. Whalen was a party to the Transition Agreement and the Whalen CEO Agreement during 2013, each as described above in “Employment Agreements and Other Arrangements for NEOs – Edward J. Whalen.” As of December 31, 2013, Mr. Whalen was not entitled to and did not receive any severance or change of control payments or benefits under the Transition Agreement or the Whalen CEO Agreement because these agreements were superseded by the Amended Transition Agreement.

Mr. Whalen has agreed to keep confidential certain information during the term of the agreement and thereafter, and has agreed to certain non-competition and non-solicitation restrictions that apply for one year following termination of his employment.

Mr. Heidkamp

Mr. Heidkamp was terminated by the Company without “Cause” on October 31, 2013 and, under the terms of his letter agreement with the Company dated October 3, 2011, which provided for his participation in the Company’s Executive Severance Plan, became entitled to (i) continuation of his base salary for 12 months, which is equal to $302,800, (ii) an amount of $140,875, which is equal to the average of the annual bonuses paid to him for the last two full years, and (iii) continuation of certain health benefits for a period of 12 months, which has a value of $10,462.

As a participant in the Company’s Executive Severance Plan, Mr. Heidkamp has agreed to keep confidential certain information and agreed to certain non-solicitation, non-competition and non-disparagement restrictions that apply for one year following his termination of employment.

Compensation Committee Report

The compensation committee of the board of directors (the “Committee”) has reviewed and discussed the Compensation Discussion and Analysis in this Proxy Statement with the Company’s management and, based on such review and discussions, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement, portions of which, including the Compensation Discussion and Analysis, have been incorporated by reference into the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2013.

Respectfully submitted by the Committee,	Andrew B. Schmitt, Chairman

James D. Cirar Thomas A. Madden Robert N. Tidball

DIRECTOR COMPENSATION

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Total ($)
James D. Cirar	50,000	45,008	95,008
Thomas M. Fitzpatrick[3]	6,667	—	6,667
William D. Gehl	123,000	45,008	168,008
Thomas A. Madden	53,917	45,008	98,925
Andrew B. Schmitt	53,083	45,008	98,091
S. Carl Soderstrom, Jr.	68,000	45,008	113,008
Robert N. Tidball	55,000	45,008	100,008

[1]	Includes the following annual retainer fees, board of directors and committee meeting attendance fees, and committee chairmanship fees:

	Mr. Cirar	Mr. Fitzpatrick	Mr. Gehl	Mr. Madden	Mr. Schmitt	Mr. Soderstrom	Mr. Tidball
Retainer	$30,000	$4,667	$30,000	$30,000	$30,000	$30,000	$30,000
Chairmanship	—	—	$65,000	$917	$4,083	$15,000	$5,000
Attendance	$20,000	$2,000	$28,000	$23,000	$19,000	$23,000	$20,000

Total	$50,000	$6,667	$123,000	$53,917	$53,083	$68,000	$55,000

[2]	Represents the grant date fair value of restricted shares granted by the Company during 2013 computed in accordance with ASC Topic 718. Grant date fair value was determined by multiplying the number of restricted shares granted by the average of the high and low stock trading prices for the Company’s common stock as reported by the NASDAQ Global Market on the grant date.
[3]	The figures disclosed include only amounts paid through Mr. Fitzpatrick’s resignation from the board of directors on February 25, 2013.

The number of shares awarded to directors during 2013 and the aggregate unvested stock awards as of December 31, 2013 are as follows:

Director	Awards During 2013	Aggregate Unvested Stock Awards
James D. Cirar	2,545 shares	2,545 shares
Thomas M. Fitzpatrick	—	—
William D. Gehl	2,545 shares	2,545 shares
Thomas A. Madden	2,545 shares	2,545 shares
Andrew B. Schmitt	2,545 shares	2,545 shares
S. Carl Soderstrom, Jr.	2,545 shares	2,545 shares
Robert N. Tidball	2,545 shares	2,545 shares

General Description of Director Compensation

We reimburse directors for expenses incurred in connection with attendance at board or committee meetings. During 2013, we compensated each of our independent directors as follows: $30,000 as an annual retainer; $1,000 for board meeting attendance; $1,000 for committee meeting attendance; $15,000 annual compensation for the chairperson of the audit committee; $5,000 annual compensation for the chairperson of any other committee; and an annual restricted stock award of $45,000. The 2013 annual fee for the non-executive Chairman of the Board is $65,000. The Company does not provide any incentive based non-equity compensation to directors and does not maintain a defined benefit or actuarial pension plan or a deferred compensation plan for directors.

Our director compensation arrangements currently applicable during 2014 are the same as those described above for 2013.

Stock Ownership Requirements

The board of directors expects that each non-executive director will maintain Company stock holdings at least equal to the aggregate number of shares (including options or shares granted but not vested) that the Company has awarded to the non-executive director during the three-year period ending on any given date of determination. The director may reduce the amount of stock holdings by the number of shares the director has applied directly to the payments of taxes on such awards. Company stock holdings that count towards meeting ownership requirements include: (a) shares owned outright or in trust; and (b) stock options, restricted stock or restricted stock units, including options or shares granted but not vested. If a director consistently fails to comply with the stock ownership requirements, the compensation committee will take such actions as it deems appropriate, including, but not limited to allocating an additional amount of the director’s annual compensation to the purchase of stock in accordance with the program or reducing future equity compensation awards.

Registration Rights Agreement

We entered into a registration rights agreement, dated as of April 11, 2005, with substantially all of our stockholders as of immediately prior to the completion of our initial public offering. The stockholders that are party to the registration rights agreement had the right to require us, subject to certain terms and conditions, to register their shares of our common stock under the Securities Act of 1933, as amended, at any time. The selling stockholders in our secondary offering exercised their demand registration rights to require us, subject to certain terms and conditions, to register their shares of our common stock under the Securities Act of 1933, as amended. We and certain of our stockholders remain party to the registration rights agreement.

EQUITY COMPENSATION PLAN INFORMATION

This table contains information as of December 31, 2013 about FreightCar America’s equity compensation plans, all of which have been approved by FreightCar America’s stockholders.

	Number of common shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of common shares remaining available for future issuance under equity compensation plans (excluding common shares reflected in the first column)
Equity compensation plans approved by stockholders	736,195	[1]	$23.46	[2]	1,128,676	[3]
Equity compensation plans not approved by stockholders	-0-		N/A		-0-

Total	736,195		$23.46		1,128,676

[1]	Includes an aggregate of 74,147 restricted shares that were not vested as of December 31, 2013.
[2]	Weighted-average exercise price of outstanding options excludes restricted shares.
[3]	Represents shares of common stock authorized for issuance under the LTIP in connection with awards of stock options, share appreciation rights, restricted shares, restricted share units, performance shares, performance units, dividend equivalents and other share-based awards.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDIT COMMITTEE REPORT

Fees Billed by Independent Registered Public Accounting Firm

The audit committee has adopted a pre-approval policy pursuant to which it must pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services and tax services. Under the policy, the audit committee may delegate the authority to pre-approve any audit or non-audit services to be provided by our independent registered public accounting firm to one or more of its members. The pre-approval of services by a member of the audit committee pursuant to this delegated authority, if any, must be reported at the next meeting of the audit committee.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided by our independent registered public accounting firm. Unless the audit committee determines otherwise, the term for any service pre-approved by the audit committee is twelve months from the date of pre-approval. Any pre-approval must set forth in detail the particular service or type of services to be provided and is generally subject to a specific cost limit. Any services that exceed these cost limits require specific approval by the audit committee. The audit committee may periodically review and, as necessary, revise the list of pre-approved services based on subsequent determinations. During fiscal years 2013 and 2012, there were no audit-related services provided to us by Deloitte & Touche LLP.

The following table presents fees for audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte entities”) for the audit of our annual financial statements for the fiscal years ended December 31, 2013 and 2012, and fees billed for other services rendered by the Deloitte entities during those periods.

Fees	Fiscal Year Ended December 31, 2013	Fiscal Year Ended December 31, 2012
Audit Fees[1]	$738,125	$679,606
Audit-Related Fees[2]	—	—
Tax Fees[3]	—	—
Total	$738,125	$679,606

[1]	Audit Fees include fees billed or expected to be billed for professional services rendered for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports and other related services that are normally provided in connection with statutory and regulatory filings.
[2]	Audit-Related Fees include fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our annual consolidated financial statements and not reported under “Audit Fees.”
[3]	Tax Fees include fees billed or expected to be billed for services performed related to tax compliance, tax advice and tax planning.

Report of the Audit Committee

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

The audit committee is currently comprised of Messrs. Cirar, Gehl, Madden and Soderstrom. Our board of directors has determined that each member of the audit committee meets the independence requirements under the listing standards of the NASDAQ Global Market, the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission. The committee operates under a written charter that was adopted by our board of directors.

The committee oversees our accounting and financial reporting process on behalf of our board of directors. Management has the primary responsibility for the preparation of our financial statements and the disclosure and financial reporting process, including establishing a system of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management and Deloitte & Touche LLP, our independent registered public accounting firm, the audited financial statements as of and for the year ended December 31, 2013. Deloitte & Touche LLP is responsible for expressing an opinion on the conformity of these audited financial statements with generally accepted accounting principles.

The committee has discussed and reviewed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), which includes, among other things, matters related to the conduct of the audit of our financial statements. The committee has also received from Deloitte & Touche LLP the written disclosures describing the relationships between Deloitte & Touche LLP and us that might bear on the independence of Deloitte & Touche LLP consistent with and required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

In reliance on the reviews and discussions referred to above, the committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission. The committee and our board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.

Respectfully submitted by the audit committee,

S. Carl Soderstrom, Jr., Chairman

James D. Cirar

William D. Gehl

Thomas A. Madden

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under its charter, our audit committee is responsible for the review and approval of “related-person transactions” involving the Company or its subsidiaries and related persons. As defined under the SEC’s rules, a “related person” is a director, executive officer, nominee for director or 5% stockholder of the Company, and their immediate family members. Any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest must be reported in our filings with the SEC pursuant to its rules. The audit committee charter does not specify the standards to be applied by the committee in reviewing related-person transactions. However, we expect that the committee will consider all relevant facts and circumstances, including, if applicable, but not limited to: the benefits to the Company; the impact on a director’s independence in the event that the related person is a director, an immediate family member of a director or an entity in which a director is a partner, security holder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available for similar transactions with unrelated third parties.

We identify transactions for review through our Code of Business Conduct and Ethics and our annual directors’ and officers’ questionnaires, which require employees, executive officers and directors to disclose transactions or relationships that may constitute conflicts of interest.

There were no related-person transactions during 2013.

2015 ANNUAL MEETING OF STOCKHOLDERS

We expect that our 2015 annual meeting of stockholders will be held within 30 days of May 22, 2015, which will be the first anniversary of the upcoming annual meeting. Subject to certain exceptions set forth in our by-laws, proposals of stockholders intended for inclusion in the proxy statement for our 2015 annual meeting of stockholders must be received by our Secretary at our principal executive offices (currently at Two North Riverside Plaza, Suite 1300, Chicago, Illinois 60606) by December 8, 2014. If a stockholder intends to present a proposal at the 2015 annual meeting of stockholders, but not to have such proposal included in our proxy statement relating to that meeting, such proposal must be received by our Secretary not earlier than January 22, 2015 and not later than February 21, 2015. Such proposals must contain specific information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides convenience for stockholders and cost savings for companies.

A number of brokers with accountholders who are stockholders will be “householding” our proxy materials. As indicated in the notice previously provided by these brokers to stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a written request to our transfer agent, Computershare Investor Services, P.O. Box 43078, Providence, Rhode Island 02940.

By Order of the Board of Directors

FreightCar America, Inc.

/s/ Kathleen M. Boege

KATHLEEN M. BOEGE

General Counsel and Corporate Secretary

FREIGHTCAR AMERICA, INC.
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Central Time, on May 22, 2014.

Vote by Internet • Go to www.investorvote.com/RAIL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote “FOR” all the nominees listed in Proposal 1, and “FOR” Proposals 2 — 3.

1.	Election of Class III directors:
	Nominees:	For	Withhold		For	Withhold
	01 - Thomas A. Madden	☐	☐	02 - Joseph E. McNeely	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Advisory vote to approve named executive officer compensation.	☐	☐	☐	3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Please check here if you plan to attend the Annual Meeting of Stockholders.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as your name appears on the proxy. If held in joint tenancy, all persons should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, limited liability company or other similar entity, please sign in such entity’s name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

                                 01SG6A

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2014:

Our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2013 are available at: www.railproxy.info

If you have not voted via the Internet or telephone, please return voted proxies to:

Proxy Services

c/o Computershare Investor Services

PO Box 43101

Providence, RI 02940-5067

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — FreightCar America, Inc.

ANNUAL MEETING OF STOCKHOLDERS

MAY 22, 2014

Union League Club of Chicago

65 West Jackson Boulevard

Chicago, Illinois 60604

10:00 a.m. (local time)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FREIGHTCAR AMERICA, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2014 AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby appoints Charles F. Avery, Jr. and Kathleen M. Boege, and each of them, as proxies with full power of substitution to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of FreightCar America, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. (local time) on May 22, 2014 at the Union League Club of Chicago, 65 West Jackson Boulevard, Chicago, Illinois 60604, and at any postponement(s) or adjournment(s) thereof and, in such proxies’ discretion, to vote upon such other business as may properly come before the meeting, and at any postponement(s) or adjournment(s) thereof, as set forth in the related Notice of Annual Meeting and Proxy Statement, the receipt of which is hereby acknowledged. The undersigned hereby revokes all prior proxies given by the undersigned to vote at said meeting and any adjournment(s) or postponement(s) thereof. This proxy card is valid only when signed and dated.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL THE CLASS III DIRECTOR NOMINEES, “FOR” APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

(Continued and to be dated and signed on the reverse side.)